April 9, 2013
To Our Stockholders:
You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Shutterfly, Inc. to be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065, on May 21, 2013, at 11:00 a.m., local time.
In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders with instructions for accessing the proxy materials online, including our proxy statement and annual report, and for voting in person, by telephone, by mail or via the Internet. The Notice of Internet Availability of Proxy Materials will also provide information on how stockholders may obtain paper or e-mail copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials significantly reduces our printing and mailing costs and the environmental impact of distributing proxy materials.
All stockholders of record of our outstanding shares of Common Stock at the close of business on March 22, 2013 are entitled to vote at the meeting.
Your vote is important! Whether or not you plan to attend the Annual Meeting, please read the enclosed proxy statement and vote as soon as possible via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Mailing your completed proxy card or using the telephone or Internet voting systems will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.
Important information about the matters to be acted upon at the meeting is included in the notice of meeting and proxy statement. Important information about our company and its financial performance is included in our annual report.
We look forward to seeing you at the meeting.

Sincerely,

Jeffrey T. Housenbold Chief Executive Officer and President

SHUTTERFLY, INC.
2800 Bridge Parkway
Redwood City, California 94065
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2013
Dear Stockholder:
NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Shutterfly, Inc., a Delaware corporation, will be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065 on May 21, 2013, at 11:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors to hold office until our 2016 Annual Meeting of Stockholders;

2.	To approve the amendment of our 2006 Equity Incentive Plan such that the number of shares available for issuance thereunder will increase by 1,200,000 shares on January 1, 2014 and January 1, 2015;

3.	To approve, on an advisory basis, the Company’s executive compensation;

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this notice.
Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal 1, FOR the amendment of our 2006 Equity Incentive Plan as described in Proposal 2, FOR the Company’s executive compensation programs as described in Proposal 3 and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal 4.
Our stockholders of record at the close of business on March 22, 2013 are entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.
In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, we will send our stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials online, including our proxy statement and annual report, and for voting in person, by telephone, by mail or via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper or e-mail copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials significantly reduces our printing and mailing costs and the environmental impact of distributing proxy materials.
The Notice of Internet Availability of Proxy Materials will also identify the date, time and location of the meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free number, an e-mail address and a website where stockholders can request a paper or e-mail copy of the proxy statement and our annual report; and information on how to vote in person, by telephone, by mail or via the Internet.
You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign your proxy card and return it by mail or follow the alternative voting procedures described in the Notice of Internet Availability of Proxy Materials or the proxy card.

By Order of the Board of Directors

Jeffrey T. Housenbold Chief Executive Officer and President

Redwood City, California
April 9, 2013
YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY CARD OR FOLLOW THE ALTERNATIVE VOTING PROCEDURES DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

SHUTTERFLY, INC.
2800 Bridge Parkway
Redwood City, California 94065

PROXY STATEMENT

The Board of Directors of Shutterfly, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 21, 2013, at 11:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065. This Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders was first sent or made available, on or about April 9, 2013, to stockholders of record as of March 22, 2013 (the “Record Date”). For those stockholders receiving a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials was first mailed on or about April 9, 2013 to stockholders of record as of the Record Date. The only voting securities of Shutterfly are shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of which there were 37,893,587 shares outstanding as of the Record Date (excluding any treasury shares). We need a majority of the shares of Common Stock outstanding on the Record Date present, in person or by proxy, to hold the Annual Meeting.
In this Proxy Statement, we refer to Shutterfly, Inc. as the “Company”, “Shutterfly”, “we” or “us” and the Board of Directors as the “Board” or “Board of Directors.” When we refer to Shutterfly’s fiscal year, we mean the twelve‑month period ending December 31 of the stated year.
The Company’s Annual Report to Stockholders, which contains consolidated financial statements for fiscal 2012, accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K for fiscal 2012 that was filed with the Securities and Exchange Commission, without charge, by writing to our Investor Relations department at the above address. The Company’s Annual Report on Form 10-K is also available in the “Investor Relations” section of our website at http://www.shutterflyinc.com.
THE PROXY PROCESS AND STOCKHOLDER VOTING
Who can vote at the annual meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 37,893,587 shares of Common Stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If at the close of business on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to complete, sign and return the accompanying proxy card to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If at the close of business on the Record Date your shares were held in an account at a brokerage firm, bank or other agent rather than in your name, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.
As a beneficial owner, you have the right to instruct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I being asked to vote on?
You are being asked to vote:

•	FOR the election of three Class I directors to hold office until our 2016 Annual Meeting of Stockholders;

•	FOR the amendment of our 2006 Equity Incentive Plan such that the number of shares available for issuance thereunder will increase by 1,200,000 shares on January 1, 2014 and January 1, 2015;

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission; and

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
What does it mean if I receive more than one set of materials?
This means you hold shares of our common stock in more than one way. For example, you may own some shares directly as a stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations you may receive multiple sets of proxy materials. In order to vote all the shares you own, you must either complete, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive. Each proxy card you received came with its own prepaid return envelope. If you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.
Does my vote matter?
YES! We are required to obtain stockholder approval for the election of directors and other important matters. Each share of Common Stock is entitled to one vote and every share voted has the same weight. In order for the Company to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares entitled to vote at the meeting, excluding treasury shares) must be represented at the Annual Meeting in person or by proxy. If a quorum is not obtained, the Company must postpone the Annual Meeting and solicit additional proxies. This is an expensive and time-consuming process that is not in the best interests of the Company or its stockholders. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is important to obtain a quorum and complete the stockholder vote.
How do I vote?
You may vote by mail or follow any alternative voting procedure described on the proxy card. To use an alternative voting procedure, follow the instructions on each proxy card or on the Notice of Internet Availability of Proxy Materials that you receive.
For the election of directors, you may either vote “for,” “against” or “abstain” from voting for any of the three nominees you specify. For the approval of the amendment to our 2006 Equity Incentive Plan, the advisory vote on the compensation of our Named Executive Officers and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, you may vote “for,” “against” or “abstain” from voting. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the Internet, go to http://www.proxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form.

•	To vote by telephone, dial 1-800-690-6903 using any touch-tone telephone and follow the instructions to transmit your voting instructions.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Who counts the votes?
Broadridge Financial Services (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record as of March 22, 2013, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients.
How are the votes counted?
Brokers who hold shares for the accounts of their clients may vote such shares either as instructed by their clients or in the absence of such instruction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain routine proposals, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. If a broker votes uninstructed shares that are not voted by its clients “for” or “against” a routine proposal, those shares are considered present and entitled to vote at the Annual Meeting and will be counted toward determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all routine proposals.
Where a proposal is not routine, such as the election of our Class I directors, the amendment of our 2006 Equity Incentive Plan and the advisory vote on the compensation of our Named Executive Officers, a broker does not have discretion to vote its clients’ uninstructed shares on such proposals. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares are considered present for purpose of determining whether or not a quorum is present, but are not considered shares entitled to vote or votes cast on a particular proposal, and are not taken into account in determining the outcome of non-routine proposals.
Because brokers cannot vote uninstructed shares on behalf of their customers for “non-routine” matters, such as the election of our Class I directors, the amendment of our 2006 Equity Incentive Plan and the advisory vote on the compensation of our Named Executive Officers, it is more important than ever that stockholders vote their shares. If you do not vote your shares, you will not have a say in these important issues to be presented at the Annual Meeting.
Abstentions, i.e. shares present at the meeting and voting “abstain,” are counted for the purpose of determining whether a quorum is present, but are not considered votes cast for a particular proposal and are not taken into account in determining the outcome of the matters voted upon at the meeting.
What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?
Election of Directors; Majority Vote Policy
Under our Bylaws and our Corporate Governance Principles, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee. In an uncontested election, any nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation promptly following the failure to receive the required vote. Within 90 days following certification of the stockholder vote, the Governance Committee is required to make a recommendation to the Board as to whether it should accept such resignation. Thereafter, the Board is required to decide whether to accept such resignation. In contested elections, the required vote would be a plurality of votes cast.

Amendment of 2006 Equity Incentive Plan
Under our Bylaws, the votes cast “for” must exceed the votes cast “against” to approve the amendment of our 2006 Equity Incentive Plan. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.
Advisory Vote on Executive Compensation
Under our Bylaws, the votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.
Ratification of PricewaterhouseCoopers LLP
Under our Bylaws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The vote to approve the ratification of our independent registered public accounting firm is considered a routine proposal, and therefore broker non-votes are permitted to be voted at the discretion of the broker. Abstentions are not counted as votes “for” or “against” this proposal.
Stockholder Proposals
Under our Bylaws, the votes cast “for” must exceed the votes cast “against” to approve any stockholder proposals. Abstentions and broker non-votes are not counted as votes “for” or “against” a stockholder proposal.
How do I vote via Internet or telephone?
If you wish to vote by Internet, go to http://www.proxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form. If you wish to vote by telephone, dial 1-800-690-6903 using any touch-tone telephone and follow the instructions to transmit your voting instructions. Please have your proxy card in hand when you vote over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 20, 2013. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on March 22, 2013, the Record Date for the Annual Meeting.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card but you do not indicate your voting preferences, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy with a later date;

•	you may send a written notice that you are revoking your proxy to our Corporate Secretary at 2800 Bridge Parkway, Redwood City, California 94065; or

•	you may attend the Annual Meeting and give notice to the company’s Inspector of Elections that you intend to vote your shares in person.
If you are the beneficial owner of shares held in street name by your broker, bank or other agent, then you should follow the instructions they provide on how to vote the shares in your account.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the Record Date are represented by stockholders present at the meeting or by proxy. At the close of business on the Record Date, there were 37,893,587 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 18,946,794 shares must be represented by stockholders present at the meeting or by proxy.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
Who is soliciting my proxy and paying for this proxy solicitation?
Our Board of Directors is soliciting your proxy to vote and we will pay for the entire cost of soliciting proxies. In addition to mailing proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have hired a proxy solicitation firm, Alliance Advisors, L.L.C., to assist us in soliciting proxies. We will pay Alliance Advisors, L.L.C. a fee of $20,000 plus reasonable out-of-pocket expenses.
How can I find out the results of the voting at the annual meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the day the Annual Meeting ends. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days after the day final results are available.
When are stockholder proposals due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing to our Corporate Secretary at 2800 Bridge Parkway, Redwood City, California 94065 no later than December 10, 2013. If you wish to submit a proposal for consideration at our 2014 Annual Meeting but not for inclusion in our proxy statement for that meeting, your proposal generally must be submitted in writing to the same address no later than March 7, 2014, but no earlier than February 5, 2014. Please review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Certificate of Incorporation and Bylaws provide that our Board of Directors shall consist of one or more members, that the initial number of directors shall be seven and that the Board may fix the number of directors from time to time. Our authorized number of directors is currently eight.
Currently, our Board of Directors is divided into three classes, each of which has a three-year term. The Class I directors are standing for re-election at this Annual Meeting to serve until our 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes II and III expire at our 2014 and 2015 Annual Meetings of Stockholders, respectively.
The three Class I director nominees are Eric J. Keller, Nancy J. Schoendorf and Michael P. Zeisser. Each of the nominees is currently a director of Shutterfly. Mr. Keller and Ms. Schoendorf were previously elected at the 2010 Annual Meeting. Mr. Zeisser was appointed as a director on March 26, 2013.
Under our Bylaws and Corporate Governance Principles, a majority of votes cast is required for the election of directors in an uncontested election (which is the case for the election of directors at the 2013 Annual Meeting). A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected) the vote standard would be a plurality of the votes cast.
In accordance with our Corporate Governance Principles, the Board will nominate for election only candidates who agree, if elected, to tender, promptly following their failure to receive the required vote for election at the next meeting at which they would stand for election, an irrevocable resignation that will be effective upon acceptance by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.
If an incumbent director fails to receive the required vote for election, then, within 90 days following certification of the shareholder vote, the Governance Committee will act to determine whether to recommend acceptance of the director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation.
Our Board is currently composed of a group of leaders with broad and diverse experience in many fields, including management of large global consumer brands; technology and innovation leadership; financial services; and corporate governance and compliance. In these positions, they have also gained significant and diverse management experience, including industry knowledge, strategic financial planning, public company financial reporting, compliance, risk management and leadership development. Many of the directors also have experience serving as executive officers, or on board of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends. The biographies of the nominees below describe the skills, qualities, attributes and experiences of each of the nominees that led to the Board to determine that it is appropriate to nominate these directors.
The Governance Committee of the Board and the Board believe the skills, qualities, attributes and experiences of its current directors and director nominees provide the Company with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of the Company and represent the best interests of the Company’s stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF EACH NOMINEE NAMED ABOVE.

Board of Directors
The following is biographical information as of March 22, 2013 for each nominee for Class I director and each person whose term of office as a Class II or III director will continue after the Annual Meeting.

Name	Age	Position
Jeffrey T. Housenbold	43	President, Chief Executive Officer and Director
Philip A. Marineau	66	Chairman of the Board
Eric J. Keller	60	Director
Stephen J. Killeen	50	Director
Nancy J. Schoendorf	58	Director
Brian T. Swette	59	Director
James N. White	51	Director
Michael P. Zeisser	48	Director
Nominees for Election for a Three-year Term Expiring at the 2016 Annual Meeting

Eric J. Keller has served on our Board of Directors since March 2006. Since October 2008, Mr. Keller has been the Chief Operating Officer of Kleiner Perkins Caufield and Byers, a venture capital firm. Previously, he was the Chief Executive Officer of Movaris, Inc., a financial software company, from March 2004 until its merger with Trintech Group Plc. in February 2008. From September 2003 to February 2004 and from September 2001 to December 2001, Mr. Keller served as a consultant to various technology companies. Mr. Keller holds a Bachelor of Science degree from Cornell University and a Masters of Business Administration degree from the University of California, Berkeley. Mr. Keller brings executive and financial experience to our Board, as well as significant knowledge of technology companies. He is also an “audit committee financial expert” as that term is defined in applicable Securities and Exchange Commission rules.

Nancy J. Schoendorf has served on our Board of Directors since February 2004. Ms. Schoendorf has been a Managing Partner with Mohr, Davidow Ventures, a venture capital firm, since June 1993. Previously, she spent 17 years in the computer industry in management or executive positions with Sun Microsystems, Inc., a provider of network computing products and services, Software Publishing Corporation, an international supplier of business productivity software, and at Hewlett‑Packard Company, a global technology company. She currently serves on the boards of directors of several privately held companies. In the past five years, Ms. Schoendorf has served on the board of directors of Agile Software Corporation. Ms. Schoendorf holds a Bachelor of Science degree in Computer Science and Mathematics from Iowa State University and a Master of Business Administration degree from Santa Clara University. Ms. Schoendorf’s experience in technology development and venture capital provides a valuable perspective to our management team and Board of Directors, particularly with respect to our product and services strategy and total compensation strategy.

Michael P. Zeisser was appointed to our Board in March 2013. Mr. Zeisser served as Senior Vice President of Liberty Interactive Corporation (formerly known as Liberty Media Corporation) from September 2003 to November 2012. Prior to his tenure at Liberty, Mr. Zeisser was a partner at McKinsey & Company from December 1996. During the past five years Mr. Zeisser has served as a member of the boards of directors of TripAdvisor, Inc. and IAC/Interactive Corp. Mr. Zeisser is a graduate of the University of Strasbourg, France and the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Zeisser also serves on the board of the Silicon Flatirons Center for Law, Technology, and Entrepreneurship at the University of Colorado. Mr. Zeisser has extensive insight into, and unique and specialized experience regarding, the Internet and digital media. He also possesses significant experience with respect to international operations and business strategy.

Directors Continuing in Office Until the 2014 Annual Meeting

Philip A. Marineau has served on our Board of Directors since February 2007 and as the Chairman of the Board since May 2007. Since October 2008, Mr. Marineau has been partner of LNK Partners, a private equity firm. From 1999 to 2006, Mr. Marineau served as the President and Chief Executive Officer of Levi Strauss, & Co. From 1997 to 1999, he served as President and Chief Executive Officer of Pepsi-Cola North America. He currently serves on the board of directors of Meredith Corporation and is the chair of Meredith Corporation’s audit committee. Mr. Marineau holds a Bachelor of Arts degree from Georgetown University and a Master of Business Administration degree from Northwestern University. Mr. Marineau provides leadership to our management team and guides our Board of Directors. Mr. Marineau’s consumer products and marketing experience provides important insight and guidance to our management team and Board of Directors and is instrumental to the development of our overall business strategy.

Brian T. Swette has served on our Board of Directors since September 2009. Mr. Swette served as a director of Burger King Holdings, Inc., the world’s second largest fast food hamburger restaurant chain, from 2002 to 2011 and became Burger King’s Non-Executive Chairman in 2006. Previously, he served as the Chief Operating Officer of eBay Inc., an online commerce company, from 1998 to 2002. Prior to eBay, Mr. Swette was Executive Vice President and Chief Marketing Officer of Pepsi-Cola. Mr. Swette currently serves on the board of directors of Jamba, Inc., as well as on the boards of directors of several privately held companies. During the past five years, Mr. Swette has served on the boards of directors of Theladders.com, Care.com and FRS.com. Mr. Swette holds a Bachelor of Science degree in Economics from Arizona State University. Mr. Swette brings to the Board his executive and management experience as well as significant knowledge of Internet companies and consumer industries. In addition to his marketing skills, Mr. Swette’s experience building fast-growth e-commerce businesses brings a unique and relevant perspective to our Board of Directors and management.

Directors Continuing in Office Until the 2015 Annual Meeting

Jeffrey T. Housenbold has served as our President, Chief Executive Officer and a director since January 2005. Prior to joining Shutterfly, Mr. Housenbold served as Vice President of Business Development and Internet Marketing at eBay Inc., an online marketplace for the sale of goods and services, from January 2002 to January 2005. Previously, he was the Vice President & General Manager, Business-to-Consumer Group at eBay from June 2001 to January 2002, and served as Vice President, Mergers & Acquisitions at eBay from March 2001 to June 2001. Mr. Housenbold serves on the board of directors of Caesars Entertainment Corporation and also serves on its audit committee. Mr. Housenbold holds Bachelor of Science degrees in Economics and Business Administration from Carnegie Mellon University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration. During his tenure at Shutterfly, Mr. Housenbold has led Shutterfly through a period of dramatic transformation and revitalization, continued market share gains and sustained revenue growth. Mr. Housenbold has spent more than 20 years in the consumer industry in senior roles at large, complex companies. Mr. Housenbold’s knowledge of all aspects of our business, combined with his drive for innovation and excellence, position him well to serve as our President and Chief Executive Officer and member of the Board of Directors.

James N. White has served on our Board of Directors since November 2005. Mr. White has been a Managing Director at Sutter Hill Ventures, a venture capital firm, since October 2000. Mr. White previously held senior executive positions at Macromedia, Inc., a software developer; Silicon Graphics, Inc., a provider of graphical computing workstations; and Hewlett‑ Packard Company. Mr. White serves on the boards of directors of numerous privately held companies. Mr. White holds a Bachelor of Science degree in Industrial Engineering from Northwestern University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration. Mr. White’s extensive experience with technology development and consumer products companies provides our Board of Directors with valuable insight into key components of our business strategy. In addition, Mr. White’s deep venture capital experience provides important contributions to our Audit Committee and enhances our Audit Committee’s effectiveness.

Stephen J. Killeen has served on our Board of Directors since February 2007. Mr. Killeen has been the Chief Executive Officer of The CarbonNeutral Company, a company that acts as a complete outsource solution provider to assist corporations in reducing their Green House Gas Emissions, since March 2007. From November 2002 to March 2006, Mr. Killeen served as the President and Chief Executive Officer of WorldWinner, a casual gaming company that he successfully sold to London‑based Fun Technologies. From 2001 to November 2002, he served as President of TerraLycos, the world’s fourth‑largest online media property. He has served on the board of directors of Switchboard, Lycos Europe, Molecular and Marketing Services Group, and Junior Achievement of New England. Mr. Killeen holds a Bachelor of Arts degree from Union College. Mr. Killeen brings to the Board of Directors his executive and management experience as well as significant knowledge of Internet and e-commerce business models. In addition, Mr. Killeen’s service on other public company boards provides considerable experience that contributes to our overall Board effectiveness.

There are no family relationships among any of our directors and executive officers.

Executive Officers
The following is biographical information for our executive officers not discussed above as of March 22, 2013.

Name	Age	Position
Brian M. Regan	41	Senior Vice President and Chief Financial Officer
Dwayne A. Black	45	Senior Vice President, Operations
John Boris	40	Senior Vice President, Chief Marketing Officer
Daniel C. McCormick	47	Senior Vice President and General Manager
Peter A. Navin	44	Senior Vice President, Human Resources

Brian M. Regan has served as our Senior Vice President and Chief Financial Officer since August 2012. Mr. Regan joined Shutterfly from Wize Commerce (formerly Nextag, Inc.), a global digital marketing and online commerce company, where he served as Chief Financial Officer from July 2010 to August 2012. Prior to Nextag, from June 2008 to July 2010 Mr. Regan was the Executive Vice President and Chief Financial Officer of Ticketmaster Entertainment Inc., a live entertainment ticketing and artist management company. Mr. Regan has also held finance leadership positions at LendingTree, Inc. from 1998 to 2004 and later Expedia, Inc. from 2004 to 2008, where he last served as Senior Vice President of Finance. Mr. Regan began his career at PricewaterhouseCoopers and holds a Bachelor of Science degree in Business Administration and Accounting from Bucknell University.

Dwayne A. Black has served as our Senior Vice President, Operations since February 2007. Prior to joining Shutterfly, Mr. Black held multiple positions at Banta Corporation, a leading provider of printing and digital imaging solutions to publishers and direct marketers owned by RR Donnelley, including Vice President of Operations, from 1994 to 2006. Mr. Black attended the Engineering program at Purdue University.

John Boris has served as our Senior Vice President, Chief Marketing Officer since April 2012. Mr. Boris joined Shutterfly from travel publisher Lonely Planet, where he served as Executive Vice President and Managing Director for Lonely Planet Americas from October 2009 to April 2012. Prior to Lonely Planet, from September 2006 to October 2009, Mr. Boris was Senior Vice President, Marketing at Zagat Survey, a provider of consumer survey–based leisure information. Prior to Zagat Survey, Mr. Boris held leadership positions at 1-800 Flowers.com and FreshDirect, Inc. Mr. Boris holds a Masters in Business Administration from New York University, and a Bachelor of Arts in American Studies from Middlebury College.

Daniel C. McCormick joined Shutterfly in March 2005 as Senior Director of Business and Corporate Development. Since February 2012, Mr. McCormick has served as our Senior Vice President and General Manager, responsible for Products and Services, Strategy and Operations of the Shutterfly, TinyPrints, Wedding Paper Divas and Treat brands. From March 2010 to January 2012, Mr. McCormick served as our Senior Vice President and General Manager of Products and Services, responsible for driving the overall strategic direction of Shutterfly’s consumer facing businesses and, from March 2009 to March 2010, as our Vice President and General Manager of Products and Services. From July 2007 to March 2009, Mr. McCormick served as our Vice President and General Manager of Products and, from July 2006 to June 2007, he served as our Vice President of Strategy and Corporate Development. Before joining Shutterfly, he held various positions from 1997 to 2003 at Network Appliance, a provider of data storage and management products, including Director of Product Marketing, Director of Corporate Development, and Director of Finance. He holds a Bachelor of Science degree from Babson College and a Master of Business Administration degree from Harvard Graduate School of Business Administration.

Peter A. Navin joined Shutterfly in January 2008 as Vice President, Human Resources. Since March 2010, he has served as our Senior Vice President, Human Resources. In addition to leading Human Resources, Mr. Navin is also responsible for Real Estate, Workplace Services and Shutterfly Foundation. Previously, from 2003 to January 2008, Mr. Navin served as Vice President of Human Resources of Electronic Arts Inc., a video game software and content company. Prior to Electronic Arts, he was an independent consultant from 2002 to 2003 and served as Vice President of Corporate Operations and Human Resources at ChemConnect from 2000 to 2002. From 1990 to 2000, Mr. Navin held various Human Resources leadership roles at Brown Brothers Harriman & Co., First Physician Care, Inc. and Blue Cross Blue Shield of Massachusetts. Mr. Navin holds a Bachelor of Arts degree in American History from the Catholic University of America.

Independence of the Board of Directors and its Committees
The listing standards of the NASDAQ Stock Market require a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the company’s Board of Directors. Our Board of Directors consults with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Shutterfly, Inc., our senior management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our Board of Directors believes that six of our directors are independent as required by the rules of The NASDAQ Stock Market: Philip A. Marineau, Eric J. Keller, Stephen J. Killeen, Nancy J. Schoendorf, Brian T. Swette and James N. White.
As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ and Securities and Exchange Commission rules and regulations.
Information Regarding the Board of Directors and its Committees
Our Board of Directors has an Audit Committee, a Compensation Committee and a Governance Committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2012, as well as a description of each committee and its functions.

Name	Audit Committee	Compensation Committee	Governance Committee
Eric J. Keller	X*
Stephen J. Killeen		X	X*
Philip A. Marineau
Nancy J. Schoendorf		X*	X
Brian T. Swette	X
James N. White	X		X
Michael P. Zeisser (1)	—	—	—
Total meetings in fiscal year 2012	9	7	1

*	Committee Chairperson

(1)	Mr. Zeisser was appointed to our Board of Directors on March 26, 2013.
Audit Committee
The Audit Committee operates pursuant to a written charter that is available on our website at http://www.shutterflyinc.com. The Audit Committee oversees the integrity of our accounting and financial reporting process and the audits of our financial statements. Among other matters, the Audit Committee is directly responsible for the selection, retention and oversight of our independent registered public accounting firm; reviewing our independent registered public accounting firm’s continuing independence; approving the fees and other compensation to be paid to our independent registered public accounting firm; pre-approving all audit and non-audit related services provided by our independent registered public accounting firm; reviewing and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements; reviewing and discussing with management and our independent registered public accounting firm our selection, application and disclosure of critical accounting policies; discussing with our independent registered public accounting firm both privately and with management the adequacy of our accounting and financial reporting processes and systems of internal control; reviewing any significant deficiencies and material weaknesses in the design or operation of our internal control over financial reporting; and annually reviewing and evaluating the composition and performance of the Audit Committee, including the adequacy of the Audit Committee charter.
The current members of our Audit Committee are Eric J. Keller, who is the chair of the Audit Committee, Brian T. Swette and James N. White. We believe that each of Mr. Keller, Mr. Swette and Mr. White is an “independent director” under the applicable rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market. Mr. Keller is our Audit Committee financial expert, as defined under applicable SEC rules. We believe that each member of our Audit Committee meets the requirements for independence and financial literacy under the applicable rules and regulations of the NASDAQ Stock Market.

Compensation Committee
The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.shutterflyinc.com. The Compensation Committee has principal responsibility to evaluate, recommend, approve and review executive officer and director compensation arrangements, plans, policies and programs we maintain, and to administer our cash-based and equity‑based compensation plans. Among other matters, the Compensation Committee is responsible for setting our overall compensation philosophy; reviewing and approving our compensation programs annually, including corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives and setting the compensation of these officers based on such evaluations, administering and interpreting our cash and equity‑based compensation plans, annually reviewing and making recommendations to the Board of Directors with respect to all cash and equity‑based incentive compensation plans and arrangements, and reviewing and evaluating the composition and performance of the Compensation Committee on an annual basis, including the adequacy of the Compensation Committee charter. The Compensation Committee engages outside consultants to provide compensation data and consulting services. In 2012, such experts included Compensia, Inc. The Compensation Committee has delegated authority to our Chief Executive Officer to grant equity awards for up to 35,000 stock options and 14,000 restricted stock units annually to individual employees, who are not directors of the Company or executive officers.
The agenda for meetings of the Compensation Committee is determined by its chair with the assistance of our Chief Executive Officer, Chief Financial Officer and Senior Vice President, Human Resources. Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Senior Vice President, Human Resources. The Compensation Committee’s chair reports the Committee’s recommendations on executive compensation to the Board. The Compensation Committee reviews the total fees paid to outside consultants to ensure that the consultant maintains its objectivity and independence when rendering advice to the Committee.
The current members of our Compensation Committee are Nancy J. Schoendorf, who is the chair of the Compensation Committee, and Stephen J. Killeen. We believe that each of Ms. Schoendorf and Mr. Killeen is (a) an “independent director” under the applicable rules and regulations of the NASDAQ Stock Market, (b) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 as amended (the “Securities Exchange Act”), and (c) an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986.
Governance Committee
The Governance Committee operates pursuant to a written charter that is available on our website at http://www.shutterflyinc.com. The Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorship and the structure and composition of our Board of Directors and committees of the Board of Directors. Among other things, the Governance Committee is responsible for identifying, evaluating and nominating candidates for appointment or election as members of our Board of Directors; developing, recommending and evaluating a code of conduct and ethics applicable to all of our employees, officers and directors and a code applicable to our chief executive officer and senior finance department personnel; recommending that our Board of Directors establish special committees as may be necessary or desirable from time to time; recommending policies and procedures for stockholder nomination of directors and annually reviewing and evaluating the composition and performance of the Governance Committee, including the adequacy of the Governance Committee charter.
The current members of our Governance Committee are Stephen J. Killeen, who is the chair of the Governance Committee, James N. White and Nancy J. Schoendorf. We believe that each of Mr. Killeen, Mr. White and Ms. Schoendorf is an “independent director” under the applicable rules and regulations of the NASDAQ Stock Market.
In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Board of Directors considers the Board’s diversity. The Board seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. Nominees for directors are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. Other characteristics considered by our Governance Committee include the candidate’s integrity, business acumen, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders.
Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including our President and Chief Executive Officer, provide feedback on, among other things, whether the Board has the right set of skills, experience and expertise. This evaluation encompasses a consideration of diversity as described above
The Governance Committee will consider director candidates recommended by stockholders in the same manner in which it evaluates candidates generally, using, at a minimum, the criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Governance Committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in our Bylaws. See “When are stockholder proposals due for next year’s Annual Meeting?” above for additional information. In general, each submission must set forth: (a) as to the stockholder (1) the name and address of the stockholder on whose behalf the submission is made; (2) the class and number of our shares that are directly or indirectly beneficially owned by such stockholder as of the date of the submission; (3) any derivative position in our securities beneficially held by such stockholder as of the date of the submission; (4) any performance related fees that such stockholder is entitled to, based on any increase or decrease in the value of our shares or derivative position, if any, as of the date of the submission; and (5) a representation whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of a sufficient number of shares to elect the nominee or nominees submitted; and (b) as to each person whom the stockholder proposes to nominate for election (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, including such person’s written consent to being named in such proxy statement as a nominee and to serving as a director if elected; and (2) a statement whether such person, if elected, intends to tender, promptly following such person’s election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors, in accordance with our Corporate Governance Principles. Stockholders’ nominations of directors must be addressed to Corporate Secretary, Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, CA 94065.
Board Leadership Structure
Shutterfly’s business is managed under the direction of the Board, whose members are elected by our stockholders. The basic responsibility of the Board is to lead the company by exercising its business judgment to act in what each director reasonably believes to be the best interests of Shutterfly and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that the company and its performance may benefit. The role of the Chairman of the Board includes leading the Board in its annual evaluation of the Chief Executive Officer (in conjunction with the recommendations of the Compensation Committee), providing continuous feedback on the direction, performance and strategy of the company, serving as Chair of regular and executive sessions of the Board, setting the Board’s agenda with the Chief Executive Officer, and leading the Board in anticipating and responding to crises. At this time, our Board is led by an independent Chairman, Mr. Philip A. Marineau. Our Chief Executive Officer, Mr. Housenbold, is the only member of the Board who is not an independent director. We believe that this leadership structure facilitates the accountability of our Chief Executive Officer to the Board of Directors and strengthens the Board’s independence from management. In addition, separating these roles allows Mr. Housenbold to focus his efforts on running our business and managing the day-to-day company operations, while allowing our Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management.
Board of Directors’ Role in Risk Oversight
Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for reviewing with management our major financial risk exposures and the steps management has taken to monitor such exposures, including our procedures and any related policies, with respect to risk assessment and risk management. For example, our Chief Financial Officer reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the Board. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Governance Committee annually reviews our corporate policies and their implementation. Each committee regularly reports to the Board.
Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance
Our Board of Directors met five times during the last fiscal year. During 2012, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served.
We encourage all of our directors and nominees for director to attend our Annual Meeting. Six Board members attended our 2012 Annual Meeting.
Stockholder Communications with the Board of Directors
Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Company’s Secretary, at 2800 Bridge Parkway, Redwood City, California 94065. The Company’s Secretary will forward the communication to the Board members.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee is comprised entirely of independent directors. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a Code of Conduct and Ethics that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, that applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other employees of the finance department designated by our Chief Financial Officer. These codes are available on our website at http://www.shutterflyinc.com. If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

PROPOSAL No. 2
APPROVAL TO AMEND OUR 2006 EQUITY INCENTIVE PLAN
Proposal
At the Annual Meeting, our stockholders will be asked to approve an increase of the maximum number of shares of our common stock that may be issued under the Shutterfly 2006 Equity Incentive Plan (the “2006 Plan”) such that the number of shares will increase as follows: (i) on January 1, 2014 by 1,200,000 shares and (ii) on January 1, 2015 by 1,200,000 shares. Our Board of Directors believes that the proposed increase in the maximum number of shares that may be issued under the 2006 Plan is in the best interests of Shutterfly and our stockholders for the following reasons:

•
We operate in dynamic and competitive markets and compete for talent – at both the executive and employee levels – in the highly‑competitive entrepreneurial Silicon Valley, which includes a large number of early‑stage venture‑backed companies, pre-IPO companies and mature publicly‑traded public companies, most of which operate in the high-growth technology sector. Accordingly, to attract, motivate, and retain the best possible candidates for positions of responsibility at Shutterfly, we must be able to offer equity awards as part of our executive and employee compensation packages in this dynamic environment.

•
Equity awards are a critical component of the compensation packages offered in Silicon Valley and enable us to compete with other high-growth technology companies for the best talent. Pursuant to our compensation philosophy, we set our employees’ total cash compensation opportunity at or below the median of the competitive market and use equity to ensure a target total direct compensation opportunity that is near the 75th percentile of the competitive market when our performance objectives are achieved. We believe that this compensation mix enables us to compete effectively against larger, better‑financed pre-IPO and publicly‑traded companies with a history of strong stock price performance.

•	The plan is broad‑based. In 2012, approximately 77% of eligible, non-executive employees received equity awards.

•
As reflected by our financial performance since our initial public offering, our approach to the design and implementation of our compensation programs has been a critical component of our success. For example, as of December 31. 2012, our annualized total stockholder return (TSR) over the prior 1-year and 3-year periods was 31% and 19%, respectively, and greater than our designated peer group’s mean 1-year and 3-year TSR of 2% and 15%, respectively. Furthermore, our cumulative total stockholder return since our initial public offering in September 2006 is 92%

•
Our ability to continue to expand our organization, both organically and through acquisitions, is a key factor in our long-term strategic plan; thereby requiring that we be in a position to offer competitive compensation packages to recruit the talent and expertise needed to fuel that growth and to hire the best possible employees at all levels of Shutterfly.

•
We are not a traditional retail company. The vast majority of our interaction with consumers takes place online through our websites where we provide various sophisticated paths to create personalized products. We operate and compete for talent in the high-growth technology sector located in the Silicon Valley. As a result, we believe that our assigned Global Industry Classification Standard (GICS) code as a retail company is incorrect and that the software and services industry classification is more appropriate.

•	We intend to limit the dilutive effect of the proposed share increase with our recently‑announced stock repurchase program, which authorizes the repurchase of up to $60 million of our common stock.
As of March 22, 2013, only 648,059 shares of our common stock remained available for future grants and awards under the 2006 Plan, an amount that the Board believes to be insufficient to meet Shutterfly’s anticipated needs over the next few years. Therefore, the Board has unanimously adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of our common stock that may be issued under the 2006 Plan as set forth above to ensure that Shutterfly will continue to have available a reasonable number of shares for use pursuant to its equity incentive program. We anticipate that the addition of these shares will be sufficient to meet our compensatory objectives for approximately two years.
Our Board of Directors believes that the 2006 Plan serves a critical role in attracting and retaining the high caliber employees and consultants essential to our success and in motivating these individuals to strive to enhance our growth and profitability. Therefore, the Board urges you to vote to approve the amendment of the 2006 Plan.

We are also asking our stockholders to approve the material terms of the 2006 Plan to preserve our ability to deduct, for federal income tax purposes, the compensation income recognized by our senior executives without application of the deduction limit contained in Internal Revenue Code Section 162(m). Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer and our three most highly compensated employees (referred to in the Internal Revenue Code as “covered persons”) to the extent that any of these persons receive more than $1.0 million in compensation in any single tax year. Where such compensation qualifies as “performance‑based compensation” for purposes of Section 162(m), however, we may deduct this compensation for federal income tax purposes, even if it causes a covered person’s total compensation to exceed $1.0 million in a single year. For future awards under the 2006 Plan to qualify as “performance‑based compensation,” our stockholders must periodically re-approve the material terms of the 2006 Plan, as well as the types of performance criteria that may be used as performance factors in awards granted under the 2006 Plan and the limitations on the number of securities that may be granted to any individual in any single year.
To be approved, Proposal No. 2 requires the affirmative vote of the majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the Annual Meeting and who vote for or against the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
AMENDMENT OF OUR 2006 EQUITY INCENTIVE PLAN

Summary of the 2006 Equity Incentive Plan
The following summary of the 2006 Plan as currently in effect is qualified in its entirety by the specific language of the 2006 Plan which is set forth on Appendix A to this Proxy Statement.
Purpose. The purpose of the 2006 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of awards under the 2006 Plan.
Shares Reserved for Issuance Under the 2006 Plan. As of March 22, 2013, the total number of shares reserved for issuance under the 2006 Plan was 648,059 shares and approximately 755 employees and directors were eligible to participate in the 2006 Plan. No more than 7,000,000 shares may be issued pursuant to the exercise of incentive stock options. If Proposal No. 2 is approved, the number of shares reserved for issuance under the 2006 Plan will increase as follows: (i) on January 1, 2014 by 1,200,000 shares of the Company’s common stock and (ii) on January 1, 2015 by 1,200,000 shares of the Company’s common stock.
The shares may be authorized but unissued or reacquired shares. In addition, shares will again be available for grant and issuance under our 2006 Plan that are subject to (i) issuance upon exercise of any option or stock appreciation right granted under our 2006 Plan and that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or the stock appreciation right; (ii) an award granted under our 2006 Plan and that is subsequently forfeited or repurchased by us at the original issue price; or (iii) an award granted under our 2006 Plan that otherwise terminates without shares being issued. We will adjust the number and class of shares available for grant under the 2006 Plan, the exercise prices of outstanding options and stock appreciation rights, and the per-person numerical limits on awards that may be granted to an individual in a calendar year as appropriate to reflect any stock splits, stock dividends, subdivision, combination, reclassification, recapitalizations or other changes to our capital structure without consideration.
Plan Administration. The 2006 Plan is administered by our Compensation Committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. The Compensation Committee will have the authority to construe and interpret the 2006 Plan, grant awards and make all other determinations necessary or advisable for the administration of the 2006 Plan.
Eligibility. Employees, officers, directors, consultants, independent contractors and advisors of Shutterfly or any parent or subsidiary of Shutterfly are eligible to receive nonqualified stock options, restricted stock awards, restricted stock units, stock bonus awards, stock appreciation rights and performance shares. Only our employees and those of any parent or subsidiary of Shutterfly, including officers and directors who are also employees, are eligible to receive incentive stock options.
Awards. The 2006 Plan authorizes the award of stock options, restricted stock awards, stock appreciation rights, restricted stock units, stock bonuses and performance shares.
Annual Limit. No person is eligible to receive more than 1,000,000 shares in any calendar year under the 2006 Plan other than a new employee of ours or a new employee of any parent or subsidiary of ours, who will be eligible to receive no more than 2,000,000 shares under the 2006 Plan in the calendar year in which the employee commences employment.
The 2006 Plan is intended to enable us to provide certain forms of performance‑based compensation to certain of our executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. To obtain the benefits of this exclusion of certain performance compensation from the limitations of Code Section 162(m), we are asking the stockholders to re-approve the 2006 Plan. In order to comply with the stockholder approval requirements of Section 162(m), if stockholder approval of this Proposal No. 2 is not obtained, we will not make any further grants of restricted stock or restricted stock units under the 2006 Plan to covered persons from the 1,200,000-share increases for 2014 and 2015 that is the subject of this Proposal No. 2.
Performance Factors. Awards granted under the 2006 Plan may be granted pursuant to performance factors, which may, but need not, include performance criteria that satisfy Section 162(m) of the Code. Performance factors means the factors selected by the Compensation Committee from among the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Compensation Committee and applicable to awards have been satisfied; net revenue and/or net revenue growth; earnings per share and/or earnings per share growth; earnings before income taxes and amortization and/or earnings before income taxes and amortization growth; operating income and/or operating income growth; net income and/or net income growth; total stockholder return and/or total stockholder return growth; return on equity; operating cash flow return on income; adjusted operating cash flow return on income; economic value added; individual business objectives; and Company specific operational metrics.

Transferability. Generally, awards granted under the 2006 Plan may not be transferred.
Amendment or Termination. Our Board of Directors may at any time terminate or amend the 2006 Plan in any respect, including, without limitation, amendment of any form of award agreement or instrument to be executed pursuant to the 2006 Plan; provided, however, that the Board will not, without the approval of our stockholders, amend the 2006 Plan in any manner that requires stockholder approval; and provided, further, that awards will be governed by the version of the 2006 Plan then in effect at the time such award was granted. Unless earlier terminated, the 2006 Plan terminates ten years from the date it was adopted by our Board of Directors, which was June 20, 2006.
Stock Options. The 2006 Plan provides for the grant of nonqualified stock options as well as incentive stock options, which qualify under Section 422 of the Internal Revenue Code and may be granted only to our employees or employees of any parent or subsidiary of ours. The grant date of an option is the date on which the Compensation Committee makes the determination to grant the option or a specified future date. The exercise price of incentive stock options and nonqualified stock options will not be less than 100% of the fair market value of our shares of common stock on the date of grant; provided, however that the exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our shares of common stock on the date of grant. Our Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable with shares issued subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a four-year period. The maximum term of options granted under our 2006 Plan is ten years and the maximum term of incentive stock options granted to 10% stockholders is five years.
Restricted Stock Awards. A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions. The price of a restricted stock award will be determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee at the time of award, vesting ceases on the date the participant no longer provides service to us and unvested shares are forfeited to us.
Stock Bonus Awards. Stock bonus awards are granted as additional compensation for service and/or performance, and therefore are not issued in exchange for cash.
Stock Appreciation Rights. Stock appreciation rights provide for a payment, or payments, in cash or shares of common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise over the stated exercise price up to a maximum amount of cash or number of shares. The exercise price of a stock appreciation right may not be less than the fair market value of our shares of common stock on the date of grant. Stock appreciation rights may vest based on time or achievement of performance conditions. The maximum term of stock appreciation rights granted under our 2006 Plan is ten years.
Restricted Stock Units. Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right due to termination of employment or failure to achieve certain performance conditions. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement, we will deliver to the holder of the restricted stock unit a whole share of our common stock (which may be subject to additional restrictions), cash or a combination of our common stock and cash.
Performance Shares. A performance share award is an award denominated in shares that are subject to performance factors that may be settled in cash or by issuance of those shares (which may consist of restricted stock).
Effect of Corporate Transaction. In the event of a corporate transaction (as defined in the 2006 Plan) any or all outstanding awards may be assumed or substituted by the successor company. Outstanding awards that are not assumed or substituted will expire upon the foregoing transactions on such terms and conditions as determined by our Board of Directors. Notwithstanding the foregoing, however, awards granted to our non-employee directors will have their vesting accelerated and such awards shall become exercisable in full in the event of a corporate transaction (as defined in the 2006 Plan).
U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2006 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.
Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as long-term or short-term capital gain or loss, depending on the holding period.
Nonqualified Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonqualified stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by our employee is subject to tax withholding by us. We are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.
Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the date our right of repurchase lapses (i.e. the date the award vests). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition of the shares be a date earlier than the date our repurchase rights lapses, provided such election is made no later than 30 days after the participant acquires the shares. Upon the sale of shares acquired pursuant to a restricted stock award pursuant to which an election pursuant to Section 83(b) of the Code has been made, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as short term or long term capital gain or loss, depending on the holding period. Any taxable income recognized in connection with the grant of restricted stock by our employee is subject to tax withholding by us. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant.
Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of the shares received, and if granted to an employee, tax withholding is generally due. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss, depending on the holding period. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant.
Stock Bonuses. A participant generally will recognize ordinary income upon the grant of a stock bonus equal to the fair market value of our shares on the date of grant. Such ordinary income generally is subject to withholding by us. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant.
Restricted Stock Units and Performance Shares. A participant generally will recognize no income upon the grant of a restricted stock unit or performance share. Upon the settlement and/or payment of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value will be taxed as capital gain or loss, depending on the holding period. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant.
The foregoing is only a summary of the effect of federal income taxation upon award recipients and us with respect to the grant and exercise of options, restricted stock units, stock appreciation rights, and the grant of stock awards under the 2006 Plan. Reference should be made to the applicable provisions of the IRC. In addition, the summary does not purport to be complete, and does not discuss the tax consequences of the 2006 Plan participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the 2006 Plan participant may reside.

Plan Benefits
The future grant of options and restricted stock units under the 2006 Plan to:

•	our Chief Executive Officer;

•	our other Named Executive Officers;

•	all current executive officers as a group; and

•	all current employees (excluding executive officers) as a group, are not determinable in advance because these grants are subject to the discretion of the Compensation Committee. As discussed below, each non-employee director of our Board of Directors is entitled to an annual restricted stock unit grant valued at $200,000 face value as determined by the closing price on the date of the Annual Meeting. The Chairman of the Board is entitled to an additional annual restricted stock unit grant valued at $85,000 face value as determined on the closing price on the date of the Annual Meeting. The Chairman of the Audit Committee is entitled to an additional annual restricted stock unit grant valued at $35,000 face value as determined on the closing price on the date of the Annual Meeting.
History of Grants Under the 2006 Plan
Our Chief Executive Officer, other Named Executive Officers, current executive officers as a group, current non-employee directors as a group and employees (excluding executive officers and directors) as a group have been granted stock option awards under the 2006 Plan, over the life of the 2006 Plan, through March 22, 2013, as follows:

Name and Position	Number of Underlying Awards
Jeffrey T. Housenbold, President and Chief Executive Officer	460,000
Brian M. Regan, Senior Vice President and Chief Financial Officer	—
Dwayne A. Black, Senior Vice President, Operations	135,000
John Boris, Senior Vice President and Chief Marketing Officer	—
Daniel C. McCormick, Senior Vice President and General Manager	20,000
All executive officers * (6 persons)	615,000
All non-employee directors (7 persons)	285,662
All employees (excluding executive officers)	2,293,052

*	Includes Mr. Housenbold, Mr. Regan, Mr. Black, Mr. Boris, Mr. McCormick and Mr. Navin as our executive officers as of March 22, 2013.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION
In accordance with Section 14A of the Securities Exchange Act, we are including in this Proxy Statement the opportunity for our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
As described in detail under the heading “Compensation Discussion and Analysis”, the objective of our executive compensation program is to attract, motivate and retain the exceptional leaders we need to drive shareholder value, fulfill our vision and mission, uphold our company values and achieve our corporate goals. We accomplish these goals in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe the compensation program for the Named Executive Officers is strongly aligned with the long-term interests of our stockholders and was instrumental in helping us achieve strong financial performance in 2012.
We believe the compensation program for the Named Executive Officers is instrumental in helping us achieve our consistently strong financial performance. As of December 31, 2012, our annualized total stockholder return over the prior 1-year and 3-year periods was 31% and 19%, respectively. Our cumulative total stockholder return since our initial public offering in September 2006 was 92%.
Accordingly, we are asking you to approve, on an advisory basis, the compensation of our Named Executive Officers, as described in this Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the related compensation tables and other narrative executive compensation disclosure contained therein.
The following resolution is hereby submitted for a stockholder vote at the annual meeting:
“RESOLVED, that the stockholders of Shutterfly approve, on an advisory basis, the compensation of Shutterfly’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion of this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote. The Compensation Committee will consider our stockholders’ concerns to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this Proxy Statement and take them into account in future determinations concerning our executive compensation program. The Board therefore recommends that you indicate your support for the compensation of the company’s Named Executive Officers, as described in this Proxy Statement.
We have determined that our stockholders should cast an advisory vote on the compensation of our Named Executive Officers on an annual basis. Unless this policy changes, our next advisory vote on the compensation of our Named Executive Officers will be at the 2014 Annual Meeting of Stockholders.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS’ DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCUSSION OF THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of March 22, 2013 for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each Named Executive Officer as set forth in the summary compensation table below; and

•	all executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 22, 2013, and restricted stock units that may be settled on or within 60 days of March 22, 2013 are deemed to be outstanding and to be beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage ownership of our common stock in the table is based on 37,893,587 shares of our common stock outstanding on March 22, 2013. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, California 94065.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number	Approx. Percentage
5% Stockholders:
Wells Fargo & Company (2)	5,038,780	13.3%
Columbia Wanger Asset Management, LLC (3)	3,715,550	9.8%
Soros Fund Management LLC (4)	2,971,700	7.8%
Alydar Partners, LLC (5)	2,677,560	7.1%
Daruma Capital Management (6)	1,988,773	5.2%
BlackRock Inc. (7)	1,907,979	5.0%
Directors and Executive Officers:
Eric J. Keller (8)	63,790	*
Stephen J. Killeen (9)	27,084	*
Philip A. Marineau (10)	135,322	*
Nancy J. Schoendorf (11)	48,373	*
Brian T. Swette (12)	9,471	*
James N. White (13)	34,518	*
Michael P. Zeisser	—	*
Jeffrey T. Housenbold (14)	525,806	1.4%
Brian M. Regan	—	*
Mark J. Rubash (15)	69,917	*
Dwayne A. Black (16)	53,737	*
John Boris (17)	28,500	*
Daniel C. McCormick (18)	2,919	*
All current directors and executive officers as a group (19)	938,895	2.5%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
Represents shares of the Company’s common stock held and options and other equity awards held by such individuals that were exercisable or payable within 60 days of March 22, 2013. Reported numbers do not include options, restricted stock units or performance‑based restricted stock units that vest more than 60 days after March 22, 2013. Restricted stock units and performance‑based restricted stock units are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(2)
Wells Fargo & Company, on its own behalf and on behalf of the following subsidiaries: Wells Capital Management Incorporated, Wells Fargo Bank, N.A., Wells Fargo Advisors Financial Network, LLC, Wells Fargo Advisors, LLC, Wells Fargo Funds Management, LLC and Wells Fargo Investment Group, Inc. filed a Schedule 13G/A with the Securities and Exchange Commission on February 13, 2013 stating that, of the 5,038,780 shares beneficially owned by it, it has (a) sole voting power over 35,592 shares, (b) shared voting power over 4,337,664 shares, (c) sole dispositive power over 35,592 shares and (d) shared dispositive power over 8,809,878 shares. According to the 13G/A filing, the address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104. According to the 13G/A filing, Wells Capital Management Incorporated has (a) shared voting power over 455,051 shares and (b) shared dispositive power over 4,877,269 shares. According to the 13G/A filing, the address of Wells Capital Management Incorporated is 525 Market Street, San Francisco, CA 94105. According to the 13G/A filing, Wells Fargo Funds Management LLC has (a) sole voting power over 141 shares, (b) shared voting power over 3,866,390 shares, (c) sole dispositive power over 141 shares and (d) shared dispositive power over 3,866,390 shares. According to the 13G/A filing, the address of Wells Fargo Funds Management LLC is 525 Market Street, San Francisco, CA 94105.

(3)
Columbia Wanger Asset Management, LLC (“Columbia”) stated in its Schedule 13G/A filing with the Securities and Exchange Commission on February 14, 2013, that it does not directly own any shares of our common stock, however, as an investment adviser of Columbia Acorn Fund and various other investment companies and managed accounts, Columbia may be deemed to beneficially own 3,715,550 shares, of which it has (a) sole voting power over 3,438,300 shares and (b) sole dispositive power over 3,715,550 shares. The shares reported on its Schedule 13G/A filing include the shares held by Columbia Acorn Fund, a Massachusetts business trust that is managed by Columbia. Columbia Acorn Fund has (a) sole voting power over 2,835,000 shares and (b) sole dispositive power over 2,835,000 shares. The remaining shares are held by various other funds or accounts managed by Columbia. Columbia disclaims beneficial ownership of the 3,715,550 shares. According to the 13G/A filing, the address of each of Columbia Wanger Asset Management, LLC and Columbia Acorn Fund is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(4)
Soros Fund Management LLC (“Soros”), George Soros, and Robert Soros stated in their Schedule 13G/A filing with the Securities and Exchange Commission on February 14, 2013 that the 2,971,700 shares beneficially owned by Soros are held for the account of Quantum Partners, LP, a Cayman Islands exempted limited partnership, for which Soros serves as principal investment manager. George Soros serves as Chairman of Soros and Robert Soros serves as President and Deputy Chairman of Soros, and Soros, George Soros and Robert Soros, may be deemed to be the beneficial owners of the shares for purposes of Rule 13d-3 under the Securities Exchange Act. Of the 2,971,700 shares beneficially owned, Soros has (a) sole voting power with respect to 2,971,700 shares and (b) sole dispositive power with respect to 2,971,700 shares and George Soros and Robert Soros each have (a) shared voting power with respect to 2,971,700 shares and (b) shared dispositive power with respect to 2,971,700 shares. According to the 13G/A filing, the address of Soros Fund Management LLC is 888 Seventh Avenue, 33rd Floor, New York, NY 10106.

(5)
Alydar Partners, LLC (“Alydar”) and John A. Murphy stated in their Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013 that Alydar and John A. Murphy, Alydar’s managing member, may be deemed to be the beneficial owners of 2,677,560 shares for purposes of Rule 13d-3 under the Securities Exchange Act. Of the 2,677,560 shares, Alydar and John A. Murphy have (a) shared voting power over 2,677,560 shares and (b) shared dispositive power over 2,677,560 shares. John A. Murphy disclaims beneficial ownership of the 2,677,560 shares. According to the 13G filing, the address of each of Alydar and John A. Murphy is 222 Berkeley Street, 17th Floor, Boston, MA 02116.

(6)
Daruma Capital Management, LLC (“Daruma”) and Mariko O. Gordon, Daruma’s Chief Executive Officer, stated in their Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013 that the 1,988,773 shares beneficially owned by Daruma and Mariko O. Gordon are held in the accounts of private investment vehicles and managed accounts advised by Daruma, and that Daruma and Mariko O. Gordon may be deemed to be the beneficial owners of the shares for purposes of Rule 13d-3 under the Securities Exchange Act. Of the 1,988,773 shares, Daruma and Mariko O. Gordon have (a) shared voting power over 858,480 shares and (b) shared dispositive power over 1,988,773 shares. According to the 13G/A filing, the address of each of Daruma and Mariko O. Gordon is 80 West 40th Street, 9th Floor, New York, NY 10018.

(7)
BlackRock, Inc. stated in its Schedule 13G filing with the Securities and Exchange Commission on January 30, 2013, that of the 1,907,979 shares beneficially owned, it has (a) sole voting power over 1,907,979 shares and (b) sole dispositive power over 1,907,979 shares. According to the 13G filing, the address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(8)
Consists of 5,778 shares in which Mr. Keller has sole voting and dispositive power, 56,501 shares subject to options that are exercisable within 60 days of March 22, 2013 and 1,511 restricted stock units that are eligible for vesting within 60 days of March 22, 2013.

(9)
Consists of 7,833 shares in which Mr. Killeen has sole voting and dispositive power, 17,740 shares subject to options that are exercisable within 60 days of March 22, 2013 and 1,511 restricted stock units that are eligible for vesting within 60 days of March 22, 2013.

(10)
Consists of 26,071 shares in which Mr. Marineau has sole voting and dispositive power, 107,740 shares subject to options that are exercisable within 60 days of March 22, 2013 and 1,511 restricted stock units that are eligible for vesting within 60 days of March 22, 2013.

(11)
Consists of 36,862 shares in which Ms. Schoendorf has sole voting and dispositive power, 10,000 shares subject to options exercisable within 60 days of March 22, 2013, and 1,511 restricted stock units that are eligible for vesting within 60 days of March 22, 2013. The address of Ms. Schoendorf is 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, CA 94025.

(12)	Consists of 7,960 shares in which Mr. Swette has sole voting and dispositive power and 1,511 restricted stock units that are eligible for vesting within 60 days of March 22, 2013.

(13)
Consists of (a) 6,654 shares held by Mr. White, (b) 26,180 shares held by James N. White and Patricia A. O’Brien as co-trustees of The White Revocable Trust U/A/D 4/3/97 (c) 1,684 shares held by SHV Profit Sharing Plan for the benefit of Mr. White, and (d) 1,511 restricted stock units that are eligible for vesting within 60 days of March 22, 2013. Mr. White has sole voting and investment power with respect to the shares held by SHV Profit Sharing Plan for the benefit of James N. White and shares voting and investment power with respect to the shares held by The White Revocable Trust. Mr. White disclaims beneficial ownership of the shares held by The White Revocable Trust except to the extent of his individual pecuniary interest therein. The address of Mr. White is 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304-1005.

(14)	Consists of 494,264 shares in which Mr. Housenbold has sole voting and dispositive power and 31,542 shares subject to options that are exercisable within 60 days of March 22, 2013.

(15)
Mr. Rubash resigned as Chief Financial Officer effective February 24, 2012. He stated in a Form 4 Statement of Changes in Beneficial Ownership filed with the Securities and Exchange Commission on February 22, 2012, that he beneficially owned 69,917 shares.

(16)	Consists of 53,737 shares in which Mr. Black has sole voting and dispositive power.

(17)	Consists of 28,500 restricted stock units that are eligible for vesting within 60 days of March 22, 2013.

(18)	Consists of 2,919 shares subject to options that are exercisable within 60 days of March 22, 2013.

(19)
For the executive officers, this group includes Messrs. Housenbold, Regan, Black, Boris, McCormick and Navin as of March 22, 2013. Includes 235,817 shares subject to options that are exercisable within 60 days of March 22, 2013, and 37,566 shares subject to restricted stock units that are eligible for vesting within 60 days of March 22, 2013. Mr. Rubash is not included in this calculation due to his resignation, which was effective on February 24, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were met, except that a Form 3 for John Boris to report his initial ownership of Shutterfly securities and a Form 4 for Brian Manca to report the vesting of restricted stock units were inadvertently filed late.

EXECUTIVE COMPENSATION
This Compensation Discussion and Analysis provides information about the 2012 compensation for our Chief Executive Officer, each individual who served as our Chief Financial Officer at any time during 2012 and our next three most highly‑compensated executive officers who were serving as an executive officer at the end of 2012, who were as follows:

•	Jeffrey T. Housenbold, our President and Chief Executive Officer (our “CEO”);

•	Brian M. Regan, our Senior Vice President and Chief Financial Officer;

•	Dwayne A. Black, our Senior Vice President, Operations;

•	Daniel C. McCormick, our Senior Vice President and General Manager;

•	John Boris, our Senior Vice President and Chief Marketing Officer; and

•	Mark J. Rubash, our former Senior Vice President and Chief Financial Officer.
Compensation information for these individuals, who we refer to collectively as our “Named Executive Officers,” is presented in the compensation tables following this Compensation Discussion and Analysis.
On January 6, 2012, Mr. Rubash resigned as our Senior Vice President and Chief Financial Officer, effective February 24, 2012. On July 18, 2012, Mr. Regan was appointed as our Senior Vice President and Chief Financial Officer of the Company, effective upon his commencement of employment on August 20, 2012. During the interim period between Mr. Rubash’s resignation and Mr. Regan’s appointment, our CEO performed the functions of our chief financial officer.
On April 23, 2012, Mr. Boris was appointed our Senior Vice President and Chief Marketing Officer.
This Compensation Discussion and Analysis describes our executive compensation program for 2012. It also describes how the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our Named Executive Officers, and discusses key factors that the Compensation Committee and our Board of Directors considered in determining their compensation.
Throughout this Compensation Discussion and Analysis, we refer to two primary measures of our financial performance: net revenues and adjusted EBITDA, which we define as earnings before interest, taxes, depreciation and amortization, and stock based compensation (“adjusted EBITDA”), which is a non-GAAP financial measure. The section titled “Non-GAAP Financial Measures” in our annual report on Form10-K as filed with the Securities and Exchange Commission on February 14, 2013 contains an explanation of how we calculate these measures and provides a reconciliation of these measures to the most directly comparable GAAP measures.
Executive Summary
Our Business
We are the leading digital retailer of high-quality personalized products and services offered through a family of lifestyle brands. Our vision is to make the world a better place by helping people share life’s joy. Our mission is to build an unrivaled service that enables deeper, more personal relationships between our customers and those who matter most in their lives. Our primary focus is helping consumers manage their memories through the powerful medium of photography.
Throughout our thirteen year history, we have focused on addressing the ever-increasing challenges that consumers face as they endeavor to do more with their photos and memories. It is this singular focus and unwavering commitment to innovation, outstanding product quality, stylish designs, exceptional customer service and overall value that has enabled us to establish our market‑leading position. By continuously enhancing and optimizing our products, services and infrastructure, we make it easier for consumers to create, share and preserve their most precious memories. This focus on innovation helps us strengthen our competitive position and increase the barriers to success in our market.
We operate in dynamic and competitive markets and compete for executive talent in the highly‑competitive entrepreneurial Silicon Valley, which includes a large number of early‑stage venture‑backed companies, pre-IPO companies and mature publicly‑traded companies, most of which operate in the high-growth technology sector. Accordingly, the goal of our executive compensation program is to attract, motivate and retain a talented, innovative and results‑oriented team of executives who will provide leadership for our growth in this dynamic environment.
Record Setting 2012 Financial Results and Operating Highlights
During 2012, we experienced an increase in demand across our entire suite of products and services and achieved record financial results:

•	Net revenues were $640.6 million, a 35% increase from 2011;

•	Adjusted EBITDA was $128.1 million, a 53% increase from 2011;

•	Gross profit margin was 54.0% of net revenues, compared to 53.6% in 2011; and

•
Our market capitalization at the beginning of January 2013 was $1.12 billion, compared to $796 million at the beginning of January 2012. Moreover, after disclosing our 2012 results, our market capitalization has increased further to $1.63 billion as of March 1, 2013.

The fourth quarter of 2012 was our 48th consecutive fiscal quarter of year-over-year net revenue growth, reflecting a continuation of our year-over-year growth for the past twelve years, as illustrated below:
Compound Annual Growth Rate (CAGR) of our Net Revenue from 2001 to 2012 is 50%
As a result of this performance, we achieved a 2012 total stockholder return (TSR) of 31.2%, an increase of $325 million in stockholder value.
Transformative Growth of our Business
During 2012, we also achieved several significant operational milestones in support of our long-term growth initiatives, including the following:

•
We meaningfully expanded our customer base and increased our market share. In 2012, total unique transacting customers increased by 1.7 million, or 31% on a year-over-year basis, to more than 7 million transacting customers.

•	We acquired the accounts of The Kodak Gallery and completed the process of transferring the more than five billion Kodak Gallery customer photos onto the Shutterfly technology platform.

•	We offered customers from FujiFilm’s photo creating and sharing website, SeeHere.com an opportunity to transfer photos from their SeeHere.com accounts to our Shutterfly platform.

•
We made several other strategic and disciplined acquisitions in 2012, including the acquisitions of Photoccino, Ltd., an Israel‑based developer of ground breaking technologies for photo‑ranking, analysis and organization; Penguin Digital, Inc., a mobile application developer that provides consumers with a fun and easy way to create, share and purchase photo merchandise directly from their mobile devices; and ThisLife.com, Inc., a cloud‑based solution offering intuitive photo and video organization, storing and sharing.

•	Our Enterprise business grew, contributing $27 million in revenue in 2012 as we added new clients such as United Health Group, Inc. and expanded existing relationships with Dell, Inc. and AT&T, Inc.

2012 Executive Pay-for-Performance
2012 was an outstanding performance year for Shutterfly, as we exceeded our corporate objectives on many fronts. As in prior years, our 2012 executive compensation awards reflected both financial and operational results that our Board of Directors determined critical to our long-term strategic objectives. The connection between our performance results and Named Executive Officer compensation awards over the past two years is illustrated below:
The Compensation Committee took the following actions with respect to the 2012 compensation of the Named Executive Officers (except for Messrs. Regan and Boris, who did not join us until later in the year):

•	Base Salaries — Our CEO and Mr. Black each received base salary increases of 3.9%. Mr. McCormick was promoted to Senior Vice President and General Manager and received a base salary increase of 19.5%.

•	Annual Cash Bonuses — Reflecting our above‑target performance for the year, the Named Executive Officers received bonus payments that, on average were 181% of their target bonus opportunities.

•
Long-Term Incentives — Consistent with our performance‑based compensation philosophy, we granted long-term incentive compensation in the form of equally‑weighted (50/50) performance‑based restricted stock unit (“PBRSU”) awards and time-based restricted stock unit (“RSU”) awards. This weighting represented an increase to the 30% weighting for PBRSU awards in 2011.

‑ In the case of the PBRSU awards, the shares of common stock subject to the awards would be earned only if we equaled or exceeded the target performance levels for annual net revenue and adjusted EBITDA for 2012. Since we exceeded the target performance levels for both of these financial measures, the PBRSU awards were earned in full. One-third of the shares subject to these awards were issued to the Named Executive Officers on the first vest date of February 15, 2013. The remaining two-thirds of the shares of our common stock covered by the awards will vest and be issued in two equal installments on February 15, 2014 and February 15, 2015, assuming that the Named Executive Officer is employed by us on such dates.
The Compensation Committee believes our current executive compensation policies and practices are effective in advancing our long-term strategic plan, reasonable in relation to our compensation peer group and responsible in encouraging the Named Executive Officers to work for meaningful stockholder returns without taking unnecessary or excessive risks.
CEO Pay-for-Performance
We operate in a highly‑dynamic business environment, which has been and continues to be characterized by frequent technological advances, rapidly changing market and consumer trends, requirements and expectations concerning both the Internet and our product offerings and fierce competition from market participants; some of which are larger and better‑financed than we are and others that are smaller organizations seeking to exploit new technologies and business strategies to build a meaningful market position. To succeed in this environment, our senior leadership must be able to continually develop and refine new and existing products and services, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities.
Our steady and consistent growth over the past eight years, as well as our success in developing a leading market position has largely been the result of the exceptional leadership of our CEO, whose focus, creativity and ability to motivate our workforce has enabled us to flourish in a market sector that has proved to be unforgiving to less nimble and entrepreneurial companies. As a result, we have sought to structure the compensation opportunities for our CEO to achieve two principal objectives: to motivate, and reward, the achievement of our annual and long-term financial and strategic objectives and to ensure that he remains with Shutterfly to guide our business through the ongoing transformation of photo storage and sharing technologies and the accompanying changes in consumer tastes.

At the same time, we seek to align his compensation opportunities with our stockholders’ long-term interests. Accordingly, in recent years the Compensation Committee has focused on using long-term incentive compensation as the dominant element of his target total direct compensation opportunity (that is, the sum of base salary, target annual cash bonus opportunity and the grant date fair value of equity awards) to emphasize the importance of our ongoing financial performance and to further reward him when that performance is sustained over a multi-year basis, providing our stockholders a corresponding benefit and to ensure his retention consistent with our long-term executive retention objectives.
As illustrated below, the consistent, year-over-year increases in our annual net revenue and adjusted EBITDA have been reflected in our market capitalization. Over time, this has correlated with an increase in the target total direct compensation opportunity of our CEO, which has been largely comprised of long-term incentive compensation in the form of an annual equity award. Consistent with our business strategy which seeks to position Shutterfly as a preeminent provider of digitally‑oriented lifestyle brands, the value of these equity awards rise and fall over the long-term, much like our stock performance. Accordingly, as the vast majority of our CEO’s target total direct compensation opportunity is contingent on our long-term performance, he experiences the same variability in his actual pay, similar to the returns for our stockholders.
In 2012, the Compensation Committee significantly increased the portion of our CEO’s target total direct compensation opportunity that was performance‑based, and, thus, at-risk, by adjusting the mix of his equity award to be comprised of half PBRSU awards and half RSU awards. The combined equity awards comprised 92% of his target total direct compensation opportunity. This pay mix reflects a meaningful competitive compensation opportunity (particularly in light of the very competitive market in the Silicon Valley for seasoned public company executives), a strong retention orientation and, we believe, will reward his success in achieving our ongoing strategic and functional imperatives. We believe the overall pay mix of our CEO, as illustrated below and described in this Compensation Discussion and Analysis, provides a strong incentive to promote sustained growth and performance.
CEO Targeted Mix of Pay
In the case of his PBRSU awards granted in February 2012, his ability to earn the shares of our common stock subject to this award was tied entirely to our achievement of our net revenue and adjusted EBITDA performance targets for the year. Given the importance of these measures as an indication of our ability to grow in a highly‑competitive business environment, while, at the same time, maintaining sufficient focus on profitability and cost containment, the Compensation Committee believed that it was reasonable and appropriate to tie the earning of these awards to the same performance measures that were used in our 2012 annual cash bonus plan. As discussed in more detail below, guided by our CEO, we exceeded the target levels for each of these performance measures for the 2012 performance period, resulting in his earning the full amount of his PBRSU award. However, only one-third of the shares subject to this award were issued to him upon the award’s first vesting period on February 15, 2013. To ensure both his continuing focus on our long-term performance and to provide a retention tie, the remaining two-thirds of the shares subject to the award will vest and be issued in two equal installments on February 15, 2014 and February 15, 2015, assuming that he remains employed by us on each such date.
In the case of his RSU awards granted in February 2012, the Compensation Committee determined that it was reasonable and appropriate to offer him the opportunity to earn shares of our common stock over a three-year time-based vesting period to ensure his continuing loyalty to and employment with us. While the Compensation Committee recognized that this award constituted nearly half of the grant date value of his total 2012 equity award, it believed that such an award was appropriate for the following reasons:

•
His role as the primary driver of our business, including its successful entry into and resulting market‑leading position in several commercial ventures that have been integral to our positioning as an industry leader and his recognized status as a leader and visionary in an emerging market sector.

•
Our success has made our CEO an attractive candidate for employment with larger companies and companies preparing to go public. We believe that it is critical to our continued success to offer him a compensation package that will forestall the lure of employment opportunities with these other companies in the technology industry.

•
Given our operating history under his tenure, it evaluated the impact on, and the cost to us of, having to replace him at this point in our development. The Compensation Committee believed that this replacement cost would far exceed the potential cost of his target total direct compensation opportunity because of what we would likely have to pay to find a suitable replacement, the potential disruption to our current plans and initiatives, and the message that this development would send to our investors and customers.

Based on this design, the Compensation Committee is satisfied with the alignment of our CEO’s total direct compensation with our performance. Over time, as the size, complexity and performance of Shutterfly has grown, the Compensation Committee has increased the pay for our CEO to reflect his enhanced role and performance. We believe that, given our current long-term business objectives, the most relevant measure for assessing pay-for-performance alignment is a comparison of our CEO’s total direct compensation with the key financial measures that our Board of Directors uses to evaluate our ability to position our business for continued growth and long-term market success. The following graphs provide an illustration of our CEO’s total direct compensation over the five-year period from 2008 through 2012, compared to our net revenue and adjusted EBITDA during that period.
Total Direct Compensation (TDC) is comprised of annual base salary, bonus and equity awards (valued on grant date).
2008 and 2011 PBRSUs were not awarded as performance targets were not met. TDC excluding these awards is indicated above in the “CEO TDC: Revised” line which provides an alternative illustration of realizable compensation.
2012 Advisory Vote on Executive Compensation
At our 2012 Annual Meeting of Stockholders, we conducted a non-binding advisory vote of our stockholders (“Say-on-Pay” vote) to approve the compensation of the Named Executive Officers. At that meeting, 63.6% approved the compensation of the Named Executive Officers. These results represented a noticeable decrease in the proportion of votes cast in favor of our executive compensation program as compared with our 2011 Say-on-Pay vote.
Following our 2012 Annual Meeting of Stockholders, we actively engaged with several of our large institutional stockholders to discuss the 2012 Say-on-Pay vote and identify stockholder concerns and potential areas for improving our executive compensation program. The purpose of these discussions was to better understand stockholder views on executive compensation so that we can better align programs with stockholder objectives, to be responsive to the views that stockholders expressed in the 2012 stockholder advisory vote on executive compensation and to discuss investor views of potential changes to our executive compensation policies and practices for 2013. Since the 2012 Say-on-Pay vote occurred after the annual executive compensation review in February 2012, changes or enhancements to our executive compensation program resulting from these discussions will be reflected in 2013.
While the discussions concerning our executive compensation philosophy, policies and practices were generally favorable, we received feedback on our approach to the competitive positioning of our executive compensation and long-term incentive compensation practices that indicated that further consideration of these areas was warranted.
The Compensation Committee was briefed on and considered this feedback, as well as the results of the non-binding 2012 Say-on-Pay vote in reviewing our executive compensation policies and practices. While the Compensation Committee believes that, overall, our executive compensation program is effectively designed and aligned with the interests of our stockholders; it has made the following changes and enhancements to our executive compensation program in response to these discussions:

•
Compensation Peer Group Changes — It directed its compensation consultant to reevaluate our compensation peer group and, as a result of such reevaluation, revised the composition of the peer group for purposes of reviewing the compensation of our executive officers for 2013;

•	Compensation Recovery Policy — It adopted a compensation recovery (“clawback”) policy.
The Compensation Committee is committed to continuing its engagement of our stockholders on executive compensation matters to understand their views concerning our executive compensation philosophy, policies and practices.
Consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the advisory vote on the frequency of future Say-on-Pay votes conducted at our 2011 Annual Meeting of Stockholders, our Board of Directors has adopted a policy providing for annual stockholder advisory (non-binding) votes on the compensation of the Named Executive Officers. Accordingly, following the Annual Meeting of Stockholders to which this proxy statement relates, the next stockholder advisory vote on the compensation of the Named Executive Officers will take place in 2014.
Executive Compensation Policies and Practices
In discharging its responsibilities relating to executive compensation, the Compensation Committee monitors trends and developments in compensation “best practices” and looks to enhance the effectiveness of our executive compensation program on an ongoing basis. As a result, our executive compensation program reflects the following policies and practices:

•
Compensation Committee and Advisor Independence — The Compensation Committee is composed solely of independent directors, under its own authority, and has engaged its own independent advisors, including a compensation consultant and legal counsel.

•
Advisory Vote on Executive Compensation — We conduct an annual stockholder advisory vote on the compensation of the Named Executive Officers, and our Board of Directors and the Compensation Committee carefully consider the outcome of these advisory votes when making compensation decisions.

•	Stock Ownership Policy — We maintain stock ownership guidelines for our CEO and the members of our Board of Directors.

•
Compensation Recovery Policy — We maintain a compensation recovery (“clawback”) policy that provides for the recoupment of annual incentive compensation from our executive officers in the event of a financial restatement resulting from the fraud or intentional misconduct of an executive officer.

•
Compensation‑Related Risk Assessment — We conduct an annual evaluation of our compensation programs, policies and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have an adverse impact on Shutterfly.

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Double‑Trigger Change in Control Arrangements — The post-employment compensation arrangements for the Named Executive Officers provide for the receipt of payments and benefits only in the event of (i) involuntary termination of employment (ii) following a change in control of Shutterfly.

•
Limit on Cash Change in Control Payments — The potential cash payments that the Named Executive Officers are eligible to receive in the event of an involuntary termination of employment following a change in control of Shutterfly are limited to 125% of base salary (15 months) and 125% of target bonus in the case of our CEO, and 50% of salary (6 months) for our other Named Executive Officers.

•
Executive Perquisites — We do not provide any significant perquisites or other personal benefits to our executive officers; our executive officers participate in our health and welfare benefit programs on the same basis as all of our employees.

•
Retirement Programs — Other than our general Section 401(k) retirement plan, we do not provide defined benefit or contribution retirement plans or arrangements or nonqualified deferred compensation plans or arrangements for our executive officers.

•
Prohibition on Hedging — Under our executive stock ownership guidelines, our CEO and members of our Board of Directors are prohibited from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, with respect to the securities that they hold. Additionally, under our insider trading policy, no employee, officer or member of our Board of Directors may acquire, sell or trade in any interest or position relating to the future price of our equity securities.

•
No Tax “Gross-Ups” or Payments — We do not provide any “gross-ups” or tax payments in connection with any compensation element or any excise tax “gross-up” or tax reimbursement in connection with any change in control payments or benefits.

Our Corporate Values and Compensation Philosophy
Our Values
We seek to be a transformative global organization that improves peoples’ lives, as reflected in our corporate values:

•	Our Vision: Our vision is to make the world a better place by helping people share life’s joy.

•	Our Mission: Our mission is to build an unrivaled service that enables deeper, more personal relationships between our customers and those who matter most in their lives.

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Our Values: We passionately pursue excellence in everything we do. We inspire customers and each other to be creative and to achieve more than was thought possible. We act as owners of Shutterfly, doing the right thing proactively, decisively and based on facts. We are committed to supporting each other and providing great service, quality and value to our customers. We treat each other and our customers as we would want to be treated.

•
Our Corporate Goals: Each year, we establish overall corporate financial and non-financial goals as an integral part of our strategy to improve corporate performance and increase stockholder value. Our executive compensation program, policies and practices are designed to create incentives for outstanding execution and to reward our employees for their contributions towards achieving such goals.

Our Compensation Philosophy
Our compensation philosophy provides the guiding principles for structuring compensation programs that embody these values.

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Compensation Should Reflect our Pay-for-Performance Culture. A core element of our compensation philosophy is our belief that pay should be directly linked to performance. Accordingly, a significant portion of executive compensation is contingent on, and varies based on, growth in stockholder value, achievement of our corporate performance goals, and individual contributions to our success.

•
Compensation Level and Mix Should Reflect Responsibility and Accountability. Total compensation is higher for individuals with greater responsibility, greater ability to influence achievement of our corporate goals and greater accountability for those goals. As responsibility increases, a greater portion of the executive’s total compensation is performance‑based pay, contingent on the achievement of corporate and individual performance objectives. Performance‑based cash bonuses and equity‑based compensation are appropriately higher for executives with higher levels of responsibility and accountability for results.

•
Compensation Should Enhance Stockholder Value. Compensation should create management incentives to achieve short-term results in a manner that also supports our long-term strategic and financial goals. Performance‑based cash bonuses create incentives for achieving results that enhance stockholder value in the short-term, while equity awards serve to align the interests of our executives with our stockholders over the long-term. Our compensation policies and practices, such as the mix of compensation elements and overall limits on incentive pay, are designed to balance short‑ and long-term interests, and thus prevent the creation of incentives that could result in individuals taking inappropriate risks that would have a material adverse effect on Shutterfly. Further, our compensation program is subject to an assessment process that is intended to identify any areas of our compensation policies and practices that may unintentionally encourage inappropriate risk-taking.

Our Compensation Objectives
The purpose of our executive compensation program is to attract, motivate and retain the exceptional leaders we need to drive stockholder value, fulfill our vision and mission, uphold our values and achieve our corporate objectives. Our executive compensation program is specifically designed to:

•	Attract Top Talent. Attract executives who have the skills, competencies and experience necessary to achieve our corporate goals.

•	Retain High Performers. Retain executives who continue to perform at a high level.

•
Engage Individuals through Pay-for-Performance. Reinforce a sense of ownership, urgency and entrepreneurial spirit among our executives by rewarding them fairly over time and by linking a significant portion of their compensation in excess of base salary to achievement of measurable corporate and individual performance objectives.

•
Be Competitive to Market. Be competitive with compensation paid by companies in the same market for executive talent, including public and private companies in a wide range of sizes and stages of development.

Executive Compensation Design
Consistent with our compensation philosophy, the target total direct compensation opportunities of our CEO and other executive officers, including each of the other Named Executive Officers, reflect a higher percentage of at-risk compensation relative to other Shutterfly employees. This performance‑based structure creates opportunities for higher compensation with strong corporate and individual performance and lower compensation at lower performance levels. The Compensation Committee believes that the more senior an executive officer, the more his or her compensation should be at-risk. We believe that this approach is appropriate because our executive officers have the greatest influence on Shutterfly’s performance, with our CEO having the greatest influence.
Executive Compensation Process
Role of the Compensation Committee
The Compensation Committee, among its other responsibilities, establishes our overall compensation philosophy and reviews and approves our executive compensation program, including the specific compensation of our executive officers, including the Named Executive Officers. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers.
While the Compensation Committee determines our overall compensation philosophy and approves the compensation of our executive officers, it relies on its compensation consultant and special legal counsel, as well as our CEO, our Chief Financial Officer, our Senior Vice President, Human Resources and our executive compensation staff to formulate recommendations with respect to specific compensation actions. The Compensation Committee makes all final decisions regarding compensation, including base salary levels, target bonus opportunities, actual bonus payments and equity awards. The Compensation Committee meets on a regularly‑scheduled basis and at other times as needed. The Compensation Committee periodically reviews compensation matters with our Board of Directors.
At least annually, the Compensation Committee conducts a review of our executive compensation program to assess whether our compensation elements, actions and decisions (i) are aligned with our vision, mission, values and corporate goals, (ii) provide appropriate short-term and long-term incentives for our executive officers and (iii) are competitive with the compensation of the executive in comparable positions at the companies with which we compete for executive talent. As part of this process, the Compensation Committee takes into consideration the recommendations of our CEO and a competitive market analysis prepared by its compensation consultant. In the course of its deliberations, the Compensation Committee also considers competitive positioning, internal equity and our corporate and individual achievements against one or more short-term and long-term performance objectives. The Compensation Committee does not weight goals in any predetermined manner, nor does it apply any formulas in making these decisions. The Compensation Committee considers all of this information in light of their individual experience, knowledge of the Company, knowledge of the peer companies, knowledge of each Named Executive Officer and business judgment in making decisions regarding executive compensation and our executive compensation program.

As part of this process, the Compensation Committee also evaluates the performance of our CEO each year and makes all decisions regarding his base salary adjustments, bonus payments and equity awards. Our CEO is not present during any of the deliberations regarding his compensation.
Role of CEO
Each year, our CEO evaluates the performance of each of our executive officers, including the other Named Executive Officers, based on one or more individual performance objectives established at the beginning of the year. Using his subjective evaluation of each executive officer’s performance and taking into consideration our corporate performance during the preceding year, he then makes recommendations to the Compensation Committee regarding base salary adjustments for the current year, as well as bonus payments and equity awards. While the Compensation Committee considers these recommendations, as well as the competitive market analysis prepared by its compensation consultant, these recommendations and market data provide only reference points for the Compensation Committee. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executive officers.
Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to engage its own advisors, including compensation consultants, to assist in carrying out its responsibilities. Pursuant to this authority, the Compensation Committee has retained Compensia, Inc., a national compensation consulting firm, as an advisor. Compensia provides the Compensation Committee with support regarding the amount and types of compensation that we provide to our executive officers, how these compare to the compensation practices of other companies and advice regarding other compensation‑related matters.
Representatives of Compensia attend meetings of the Compensation Committee as requested and also communicate with the Compensation Committee outside of meetings. Compensia reports to the Compensation Committee rather than to management, although Compensia may meet with members of management, including our CEO and members of our executive compensation staff, for purposes of gathering information on proposals that management may make to the Compensation Committee. During 2012, Compensia met with various executive officers to collect data and obtain management’s perspective on various executive compensation proposals, but did not meet or discuss compensation matters with our CEO.
The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services described above.
Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of the NASDAQ Stock Market, the Compensation Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has raised any conflict of interest.
Competitive Positioning
In making compensation decisions, the Compensation Committee considers the competitive market for executive talent, as well as the compensation policies and practices of the companies with which we compete for talent, which include both publicly‑traded and privately-held companies in a wide range of sizes and stages of development. For this purpose, the Compensation Committee uses a number of resources, including executive compensation data compiled by its compensation consultant from publicly‑available sources and from various national compensation surveys.
In October 2011, the Compensation Committee directed its compensation consultant (which, at that time, was Pay Governance LLP) to review and recommend potential adjustments to the group of peer companies that it uses as a reference for evaluating the competitive market for executive talent. The Compensation Committee considers the compensation practices of these peer group companies as one factor in its compensation deliberations. Given Shutterfly’s unique history, business sector, market competitors and geographical location, the Compensation Committee believes that the competitive market for executive talent includes early‑stage venture‑backed Silicon Valley‑based companies (including companies that are preparing for their initial public offering of equity securities), high-growth technology companies, including Internet‑ based product and services companies and mature retail companies with an Internet‑based e-commerce business model. Accordingly, it develops the peer group to contain a carefully‑selected cross‑section of such companies with revenues and market capitalizations that are similar to Shutterfly.
Following a review of the analysis prepared by and recommendations of its then-compensation consultant, the Compensation Committee approved the following peer group, consisting of 22 publicly‑traded internet software and services, internet retail, social media, application software, commercial printing and broad technology companies, for use in connection with its annual compensation review in February 2012. The selected companies had median annual revenues of $424 million and market capitalizations of $1.9 billion.

Ancestry.com, Inc.	Equinix, Inc.	Taleo Corporation
Ariba, Inc.	LinkedIn Corporation	TIBCO Software Inc.
Bankrate, Inc.	Netflix, Inc.	TiVo, Inc.
Blackboard, Inc.	Nuance Communications, Inc.	Ultimate Software Group, Inc.
Concur Technologies, Inc.	OpenTable, Inc.	ValueClick, Inc.
Constant Contact, Inc.	QuinStreet, Inc.	VistaPrint N.V.
Demand Media, Inc.	Rovi Corporation	WebMD Health Corp.
SuccessFactors, Inc.
Updating of Compensation Peer Group
In June 2012, following its review of the results of our stockholder advisory vote on the compensation of the Named Executive Officers held at our 2012 Annual Meeting of Stockholders, the Compensation Committee directed its compensation consultant (which, at that time, was Compensia) to evaluate the peer group of companies in light of the feedback received from various stockholders and determine whether to recommend potential adjustments to the composition of the group.
The compensation consultant undertook a detailed review of the peer group, taking into consideration the size of each company (based on revenues and market capitalization) and the following additional factors:

•	the comparability of the company’s e-commerce business model;

•	the comparability of the company’s primary sales channels, including via the Internet;

•	the company’s consumer products and/or business services focus;

•	the comparability of the company’s operating history;

•	the comparability of the company’s revenue and market capitalization levels;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the stage of the company’s maturity curve (which increases its likelihood of attracting the type of executive talent for whom we compete); and

•	the comparability of the company’s operational performance (for consistency with our strategy and future performance expectations).
Based on these criteria, the Compensation Committee approved the revision of the peer group to consist of 16 publicly‑traded social media, commercial printing and broad technology companies. The selected companies have revenues ranging from $300 million to $1 billion, with a median of $494 million, and market capitalizations ranging from $600 million to $4.9 billion, with a median $1.6 billion.

ACI Worldwide Inc.	Demand Media, Inc.	TIBCO Software Inc.
Ancestry.com, Inc.	Fortinet, Inc.	Ultimate Software Group, Inc.
Bankrate, Inc.	Liquidity Services, Inc.	Value Click, Inc.
Concur Technologies, Inc.	MicroStrategy Incorporated	VistaPrint N.V.
Constant Contact, Inc.	Rovi Corporation	WebMD Health Corp.
Solera Holdings Inc.
This revised peer group was used by the Compensation Committee in connection with its annual review of our executive compensation program in February 2013.
Compensation Program Elements
Our executive compensation program is comprised of three primary elements:

•	Base salary;

•	Annual performance‑based cash bonuses; and

•	Long-term incentive compensation in the form of equity awards.
We use these compensation elements to make up our executive compensation program because they are consistent with other programs in our competitive market and allow us to effectively compete for highly‑qualified talent, each element supports achievement of one or more of our compensation objectives and, collectively, they have been and, we believe, will continue to be effective means for motivating our executive officers. We view these three primary elements of executive compensation as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, or that significant compensation from one element should negate or reduce compensation from other elements.
Base Salary
The Compensation Committee sets executive base salaries at levels it believes will enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall corporate goals. In determining base salaries, the Compensation Committee considers each executive officer’s qualifications and experience, scope of responsibilities, future potential, achievement of the annual goals established for him or her, time in position, his or her past job performance and our desired equity compensation position with respect to the competitive market.
In February 2012, the Compensation Committee set the base salaries of the Named Executive Officers for 2012, which became effective on March 1, 2012, as follows:

Named Executive Officer	2011 Base Salary	2012 Base Salary	Percentage Adjustment
Jeffrey T. Housenbold	$510,000	$530,000	3.9%
Dwayne A. Black	$255,000	$265,000	3.9%
Daniel C. McCormick	$256,000	$306,000	19.5%
Mark J. Rubash (1)	$318,000	—	—

(1)	Mr. Rubash resigned as our Senior Vice President and Chief Financial Officer effective February 24, 2012 and, therefore, did not receive a base salary adjustment for 2012.
The base salaries for Messrs. Regan and Boris, both of whom commenced employment in 2012, were determined in connection with their initial employment.
Quarterly Performance‑Based Cash Bonuses
Our quarterly bonus program rewards our executive officers for individual performance and contribution to the achievement of overall corporate financial and non-financial objectives. We use cash bonuses to reward performance with quarterly measurement periods. Generally, the Compensation Committee establishes financial measures and related target levels for each measure so that the relative difficulty of achieving such target levels is generally consistent from period to period. Accordingly, over the past several years, in some quarters we have met or exceeded these target levels and, in other quarters, we have failed to achieve the target levels.
In February 2012, the Compensation Committee approved a performance‑based bonus plan for 2012 (the “2012 Bonus Plan”), in which most of our employees, including the Named Executive Officers, were participants. The 2012 Bonus Plan provided for bonus payments to participants based upon our achievement of specific pre-established quarterly target levels for net revenues and adjusted EBITDA for 2012. The target funding of the bonus pool under the 2012 Bonus Plan was subject to adjustment depending upon our performance relative to the quarterly target levels.
Target Bonus Opportunities
Under the 2012 Bonus Plan, the target annual bonus opportunity of our CEO was set at 100% of his base salary and the target annual bonus opportunities of the other Named Executive Officers reporting directly to our CEO were set at 30% of their base salary. In addition, target quarterly bonus opportunities for all employees (including all of the Named Executive Officers) were weighted by quarter at 20% of the target annual bonus opportunity for each of the first three fiscal quarters of 2012, and 40% of the target annual bonus opportunity for the fourth fiscal quarter to reflect the proportional weight of our quarterly financial targets.

Bonus Calculations
Actual bonus payments were to be based upon our financial performance as measured by actual net revenues and adjusted EBITDA against the specific target levels established by the Compensation Committee for each fiscal quarter and individual performance. The Compensation Committee believes that net revenues and adjusted EBITDA are appropriate measures of performance, as they are two of the key valuation measures considered by our stockholders. While our achievement of the target levels for the two financial measures determined the overall funding of the bonus pool, individual award determinations for our executive officers were subject to the discretion of the Compensation Committee. This exercise of discretion provided a mechanism through which the Compensation Committee could reward our executive officers for achievements that may not be recognized under a strict, formula‑driven approach.
Bonus Target Levels
The Compensation Committee established quarterly target levels for the two financial measures to be used under the 2012 Bonus Plan to create incentives for continued growth in net revenues and improvements in the level of adjusted EBITDA. These target levels were developed in light of our recent historical financial performance, planned strategic initiatives and the existing economic environment. The performance objectives are designed to be difficult to achieve, and there was a risk that bonus payments would not be made at all or would be made at less than 100% of the target bonus opportunities. This uncertainty helped ensure that any bonus payments made under the 2012 Bonus Plan were made only if warranted by our performance, consistent with the plan’s objectives. Minimum thresholds were required in both performance measures (double‑threshold) to trigger a bonus under the Plan.
The Compensation Committee approved the following financial target levels for the bonuses payable with respect to the four fiscal quarters of 2012, in millions:

Performance Measure	First Quarter Targets	First Quarter Results — Actual and *(year-over-year change)	Second Quarter Targets	Second Quarter Results — Actual and *(year-over-year change)	Third Quarter Targets	Third Quarter Results — Actual and *(year-over-year change)	Fourth Quarter Targets	Fourth Quarter Results — Actual and *(year-over-year change)
Net Revenue	$83.0		$85.6		$85.0		$300.0
(Minimum Threshold)
Net Revenue	$87.3	$91.3	$90.0		$89.5		$320.2
(Target)		*(+$34.1)
Net Revenue	$92.3 or		$95.8 or	$99.0	$94.9 or	$98.5	$340.0 or	$351.8
(Maximum)	more		more	*(+$37.9)	more	*(+$22.0)	more	*(+$88.0)
Adjusted EBITDA	(8.00$)	$0.6	(2.50$)	$3.6	(7.00$)	(3.10$)	$97.8	$127.2
Earnings / (Loss)		*(+$2.5)		*(+$3.9)		*(+$0.2)		*(+$37.9)
(Minimum Threshold)
Bonus Decisions
As previously discussed, at each of its quarterly meetings where it reviewed our financial results for purposes of the 2012 Bonus Plan, the Compensation Committee discussed the bonus payments for the Named Executive Officers. For each of the four fiscal quarters, our net revenues and adjusted EBITDA exceeded the pre-established target levels, as a result, the Compensation Committee exercised its discretion to make quarterly bonus payments to our CEO and the other Named Executive Officers for each fiscal quarter. In doing so, in addition to the factors previously discussed, the Compensation Committee considered each of the Named Executive Officer’s significant progress on achieving our strategic and functional imperatives and his contribution towards meeting the financial objectives of our annual operating plan. Based on its assessment of their performance, the Compensation Committee approved bonus payments for each of the Named Executive Officers for each of the four fiscal quarters of 2012. The Compensation Committee did not weight these factors, nor did it use a formula to determine individual awards.
The following table presents the quarterly bonus payments that were made to the Named Executive Officers under the 2012 Bonus Plan, with the bonus payments for Messrs. Regan and Boris beginning in the first full quarter after their initial hire date.

Named Executive Officer	Fiscal Quarter	Bonus Payment	Percentage of Target	Aggregate Bonus Payment for 2012
Jeffrey T. Housenbold	First	$127,200	120%
	Second	$132,500	125%
	Third	$132,500	125%
	Fourth	$265,000	125%
	Total			$657,200
Brian M. Regan	First	—	—
	Second	—	—
	Third	—	—
	Fourth	$60,000	125%
	Total			$60,000
Dwayne A. Black	First	$19,100	120%
	Second	$19,900	125%
	Third	$19,880	125%
	Fourth	$39,750	125%
	Total			$98,630
John Boris	First	—	—
	Second	—	—
	Third	$20,630	125%
	Fourth	$41,250	125%
	Total			$61,880
Daniel C. McCormick	First	$22,000	120%
	Second	$23,000	125%
	Third	$22,950	125%
	Fourth	$45,900	125%
	Total			$113,850

Discretionary Bonuses
In addition to the bonus payments made under the 2012 Bonus Plan, after the end of the year the Compensation Committee approved discretionary bonuses for our CEO and the other Named Executive Officers in recognition of each participant’s individual performance during the performance period, our exceptional financial performance for 2012 and other factors the Compensation Committee deemed relevant. The following table presents the discretionary bonuses that were paid to the Named Executive Officers, with the bonus payments for Messrs. Regan and Boris being pro-rated for a partial year of service:

Named Executive Officer	Discretionary Bonus
Jeffrey T. Housenbold	$250,000
Brian M. Regan	$15,000
Dwayne A. Black	$60,000
John Boris	$45,000
Daniel C. McCormick	$85,000
Long-Term Incentive Compensation
We use long-term incentive compensation in the form of equity awards to motivate our executive officers, including the Named Executive Officers, by providing them with the opportunity to build an equity interest in Shutterfly and to share in the potential appreciation of the value of our common stock. Historically, and again in 2012, we used equity awards in the form of stock options, PBRSU awards and RSU awards as our long-term incentive compensation for several reasons:

•	Equity awards foster employee stock ownership and focus our executive officers on increasing long-term stockholder value.

•
Beginning in 2008 and continuing through 2012, our approach in using equity awards has been consistent with trends in the technology sector by shifting the emphasis from stock options to PBRSU and RSU awards. Both award types are an increasingly prevalent component of long-term incentive compensation, most importantly due to their more predictable accounting expense, greater efficiency in use of stockholder resources (as they are less dilutive than stock options) and greater retention value — particularly in an environment of volatile stock prices. Further, PBRSU awards are only earned if we achieve pre-established financial performance objectives, supporting our goal of aligning the interests of our executive officers with those of our stockholders.

In determining the amount of long-term incentive compensation to be awarded to our executive officers, the Compensation Committee takes into account the executive officer’s position and scope of responsibility, the remaining vesting period and expected value (and thus, retention value) of his or her outstanding equity awards, his or her ability to affect profitability and stockholder value, his or her historical and recent job performance, our desired equity compensation position with respect to the competitive market and the potential value of equity awards in relation to other elements of total direct compensation. In making equity award decisions, the Compensation Committee’s primary objectives are to reward long-term individual performance, maximize executive retention and align the long-term incentive compensation of our executive officers with stockholder interests. However, the Compensation Committee does not place any specific weight on these factors nor does it apply a formula to determine the amounts awarded.
Performance‑Based Restricted Stock Unit Awards
During 2012, the Compensation Committee approved a PBRSU award program for our executive officers, including the Named Executive Officers. This program provided that the shares of our common stock subject to any PBRSU awards would be earned based solely on our actual performance as measured by net revenues and adjusted EBITDA goals for the 2012 fiscal year that the Compensation Committee established at the beginning of 2012. The target levels established for the two financial performance measures were as follows:

Net Revenue Target Level *	Adjusted EBITDA Target Level	Percentage of PBRSU Award Earned
$561 million	$85 million	100%

*As a result of our acquisition of Kodak Gallery in 2012, the Compensation Committee increased the Net Revenue Target Level for the PBRSU awards from $540 million to $561 million in July 2012. The Adjusted EBITDA Target Level was not changed.
If earned, the shares of our common stock subject to the PBRSU awards would vest as to one-third of the shares at the time that the Compensation Committee determines whether the target performance levels have been met or exceeded and as to the remaining two-thirds of the shares covered by the awards in equal installments on the second and third anniversaries of the date the awards were granted.
2012 Equity Awards
In February 2012, the Compensation Committee approved equity awards for our executive officers, including the Named Executive Officers. These equity awards included RSU awards subject to three-year time-based vesting and PBRSU awards. In the case of our CEO, the Compensation Committee set the amount of his equity award at a level intended to reinforce the link between his long-term compensation and our corporate performance and increasing stockholder value and, at the same time, encouraging retention of his ongoing leadership. In the case of the other Named Executive Officers, the amounts of their equity awards were determined by the Compensation Committee to be the appropriate amounts necessary to encourage the successful execution of our long-term business objectives and retention of these individuals. The awards granted to the Named Executive Officers were as follows:

Named Executive Officer	Aggregate Grant Date Fair Value of Equity Awards	Number of Shares of Common Stock Subject to RSU Awards	Number of Shares of Common Stock Subject to PBRSU Awards
Jeffrey T. Housenbold	$11,868,000	200,000	200,000
Dwayne A. Black	$1,661,520	28,000	28,000
Daniel C. McCormick	$2,967,000	50,000	50,000
Mark J. Rubash	—	—	—
Mr. Rubash was not granted any equity awards in 2012 as his resignation had already been tendered when the amounts of equity awards were being determined by the Compensation committee. Both Messrs. Regan and Boris commenced employment later in 2012, and therefore did not receive any equity awards in February 2012, although each was granted an RSU award in connection with his hire.

PBRSU Award Decisions
In February 2013, the Compensation Committee confirmed that we had exceeded our annual net revenue target for the year and that our annual adjusted EBITDA was 60% above the target performance level. As a result, the Named Executive Officers earned all of the shares subject to their 2012 PBRSU awards. One-third of the shares subject to these awards were issued to the Named Executive Officers at the time of the Compensation Committee’s determinations. The remaining two-thirds of the shares subject to the awards will vest and be issued in two equal installments on February 15, 2014 and February 15, 2015, assuming that the Named Executive Officer is employed by us on such dates.
Employment Arrangements with Mr. Regan
In connection with his appointment as our Senior Vice President and Chief Financial Officer, executed an employment offer letter with Mr. Regan dated July 18, 2012. The terms and conditions of his employment were negotiated on our behalf by our CEO and the employment offer was approved by the Compensation Committee. Pursuant to the employment offer letter, Mr. Regan’s initial annual base salary was set at $400,000 and he was determined to be eligible for a bonus of up to 30% of his base salary under our annual bonus plan. In addition, Mr. Regan received a “hire-on” bonus in the amount of $120,000, repayable on a pro-rata basis if he terminates his employment with us within 18 months of his employment start date.
In addition, the Compensation Committee also granted Mr. Regan an RSU award covering 155,000 shares of our common stock pursuant to an Inducement Plan which terms substantially mirror our 2006 Equity Incentive Plan. This award vests in four equal annual installments on the first four anniversaries of the date of grant.
Further, the employment offer letter provides that, if Mr. Regan’s employment is involuntarily terminated without cause, he will be eligible to receive, subject to his execution of a release of claims:

•	a lump-sum cash payment equal to six months of his current base salary;

•	a cash payment reimbursement equal to the applicable COBRA premiums for a period of up to six months; and

•	a 12-month period from the date of such termination of employment in which to exercise any outstanding and vested stock options.
If, within 12 months following a change in control of Shutterfly, Mr. Regan’s employment is terminated by the company, or a successor entity, other than for cause or within three months of such event he resigns for “good reason” (as defined in his employment offer letter), subject to certain notice and cure periods, then he is eligible to receive, subject to his execution of a release of claims, the following payments and benefits:

•	a cash payment equal to the amounts described above; and

•
if his outstanding stock options or RSU awards are assumed by the successor entity, an additional 12 months of vesting of the shares of our common stock subject to such outstanding options and RSU awards (including any earned and unearned PBRSU awards).

For a detailed description of Mr. Regan’s employment offer letter, see “Executive Compensation — Potential Payments Upon Termination and Change In Control.”
Employment Arrangements with Mr. Boris
In connection with his appointment as our Senior Vice President and Chief Marketing Officer, we executed an employment offer letter with Mr. Boris dated March 5, 2012. The terms and conditions of his employment were negotiated on our behalf by our CEO and the employment offer was approved by the Compensation Committee. Pursuant to the employment offer letter, Mr. Boris’ initial annual base salary was set at $275,000 and he was determined to be eligible for a bonus of up to 30% of his base salary under our annual bonus plan. In addition, Mr. Boris received a “hire-on” bonus in the amount of $45,000, repayable on a pro-rata basis if he terminates his employment with us within 12 months of his employment start date.
In addition, the Compensation Committee also granted Mr. Boris an RSU award covering 114,000 shares of our common stock pursuant to an Inducement Plan which terms substantially mirror our 2006 Equity Incentive Plan. This award vests in four equal annual installments on the first four anniversaries of the date of grant.

Further, the employment offer letter provides that, if Mr. Boris’ employment is involuntarily terminated without cause, he will be eligible to receive, subject to his execution of a release of claims:

•	a lump-sum cash payment equal to six months of his current base salary;

•	a cash payment reimbursement equal to the applicable COBRA premiums for a period of up to six months; and

•	a 12-month period from the date of such termination of employment in which to exercise any outstanding and vested stock options.
If, within 12 months following a change in control of Shutterfly, Mr. Boris’ employment is terminated by the company, or a successor entity, other than for cause or within three months of such event he resigns for “good reason” (as defined in his employment offer letter), subject to certain notice and cure periods, then he is eligible to receive, subject to his execution of a release of claims, the following payments and benefits:

•	a cash payment equal to the amounts described above; and

•
if his outstanding stock options or RSU awards are assumed by the successor entity, an additional 12 months of vesting of the shares of our common stock subject to such outstanding options and RSU awards (including any earned and unearned PBRSU awards).

For a detailed description of Mr. Boris’ employment offer letter, see “Executive Compensation — Potential Payments Upon Termination and Change In Control.”
Post-Employment Compensation
We have executed employment offer letters with each of our executive officers, including each of the Named Executive Officers. Among other things, these offer letters provide that our executive officers are eligible for various levels of accelerated vesting of their outstanding equity awards in the event of an involuntary termination of employment or a voluntary termination of employment for “good reason” within a specified period of time following a change in control of Shutterfly.
In 2012, the Compensation Committee modified these employment offer letters:

•	to extend the accelerated vesting benefit to cover all outstanding PBRSU awards (whether earned or unearned and unvested); and

•	to change the “good reason” trigger to include a relocation of our corporate office by more than 35 miles from its current location.
These changes were made for the specific purpose of extending the same accelerated vesting benefit to PBRSU awards that previously only applied to stock options and time-based RSUs, and to provide consistency in the “good reason” trigger among all Named Executive Officers.
We provide these arrangements to encourage our executive officers to work at a small, dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for our executive officers when they are evaluating a potential acquisition of Shutterfly, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that acceleration of vesting is necessary to encourage retention of the executive officers through the conclusion of the transaction, and to ensure a smooth management transition. These arrangements have been drafted to provide each of our executive officers, including the Named Executive Officers, with consistent treatment and to avoid the inadvertent incurrence of an excise tax under Section 409A of the Internal Revenue Code (the “Code”).
For a detailed description of the employment offer letters and the post-employment compensation arrangements of the Named Executive Officers, see “Employment Arrangements and Potential Payments upon Termination or Change of Control.”
Health and Welfare Benefits
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we do not match any contributions made to the plan by our employees, including our executive officers. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other benefits to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2012, none of the Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each Named Executive Officer.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Other Compensation Policies
Stock Ownership Policy
We believe that stock ownership by our CEO and members of our Board of Directors is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. In 2012, the Compensation Committee adopted mandatory ownership guidelines that require our CEO and each member of our Board of Directors to own a minimum dollar amount of our common stock. These mandatory guidelines are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. The current ownership guidelines are as follows:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	Four times current annual base salary
Member of our Board of Directors	$100,000
As of December 31, 2012, our CEO and each member of our Board of Directors satisfied his or her required stock ownership level.
Compensation Recovery Policy
In 2012, the Compensation Committee adopted a compensation recovery (“clawback”) policy that provides for the recovery of annual incentive compensation from our executive officers in the event of a substantial financial restatement resulting from the fraud or intentional misconduct of an executive officer. We intend to update this policy, to the extent necessary, once the Securities and Exchange Commission adopts final rules implementing Section 954 of the Dodd-Frank Act.
Anti-Hedging Policy
Under our executive stock ownership guidelines, our CEO and members of our Board of Directors are prohibited from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, with respect to the securities that they hold. Additionally, under our insider trading policy, no employee, officer or member of our Board of Directors may acquire, sell or trade in any interest or position relating to the future price of our equity securities.

Equity Award Policy
We maintain a policy regarding the timing of the grant of equity awards that provides, among other things, that:

•	Our CEO has the authority to grant equity awards to employees who are not executive officers;

•	Equity awards for newly‑hired and promoted employees will be granted once each month; and

•	Equity awards for our executive officers will be granted by the Compensation Committee on a quarterly basis on the 15th day of the second month of each calendar quarter.
The exercise price for all options to purchase shares of our common stock must be equal to the fair market value of our common stock on the date of grant. For this purpose, the fair market value of our common stock is determined based on the closing market price of a share of our common stock on the NASDAQ Global Market on the grant date. If the NASDAQ is closed for trading on that date, the option exercise price is based on the closing market price of a share of our common stock on the next trading day.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Generally, Section 162(m) of the Internal Revenue Code (the “Code”) disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly‑compensated executive officers (other than the chief financial officer) in any taxable year. Remuneration in excess of $1 million may only be deducted if it is “performance‑based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit.
In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder‑approved employee stock plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. In addition, the Compensation Committee has structured the 2006 Equity Incentive Plan and the 2012 Bonus Plan with the intention that the equity awards granted and the bonuses paid, respectively, under such plans may qualify for deductibility. To maintain flexibility and promote simplicity in the administration of these plans, however, other compensation, such as time-based RSU awards, is sometimes not designed to qualify for deductibility under Section 162(m). The Compensation Committee believes that the benefit to Shutterfly from these awards outweighs the potential benefit of ensuring the tax deductibility of the remuneration realized by our executive officers from these awards.
Where reasonably practicable, the Compensation Committee seeks to qualify the variable compensation paid to our executive officers for the “performance‑based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, however, the Compensation Committee has not adopted a policy that all compensation payable to our executive officers subject to Section 162(m) must be deductible for federal income tax purposes. From time to time, the Compensation Committee may, in its judgment, approve compensation for our executive officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of Shutterfly and our stockholders.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change-in-control of Shutterfly that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 during 2012, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock‑Based Compensation
We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock‑based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share‑based payment awards made to employees and directors, including stock options and awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though the Named Executive Officers may never realize any value from their awards.
Summary Compensation Table
The following table presents compensation information for the years ended December 31, 2010, 2011 and 2012 awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers and our former Chief Financial Officer. We refer to these executive officers as our Named Executive Officers elsewhere in this proxy statement.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)	Total ($)
Jeffrey T. Housenbold	2012	526,667	250,000	11,868,000	—	657,200	—	13,301,867
President and	2011	510,000	—	8,674,225(5)	—	338,180	—	9,522,405
Chief Executive Officer	2010	505,833	240,250	4,004,228	—	448,000	—	5,198,311

Brian M. Regan (6) Senior Vice President, Chief Financial Officer	2012	148,718	135,000	4,857,700	—	60,000	—	5,201,418

Dwayne A. Black	2012	263,333	60,000	1,661,520	—	98,630	—	2,083,483
Senior Vice President,	2011	254,000	—	1,635,711(5)	—	50,700	—	1,940,411
Operations	2010	247,667	25,000	680,330	—	67,150	—	1,020,147
John Boris (7) Senior Vice President, Chief Marketing Officer	2012	189,679	90,000	3,293,460	—	61,880	—	3,635,019

Daniel C. McCormick	2012	297,667	85,000	2,967,000	—	113,850	—	3,463,517
Senior Vice President,	2011	254,333	—	2,428,783(5)	—	50,160	—	2,733,276
General Manager	2010	243,333	20,000	738,644	—	78,550	—	1,080,527

Mark J. Rubash (8)	2012	77,664	—	—	—	—	—	77,664
Senior Vice President,	2011	316,667	—	2,329,649(5)	—	63,310	—	2,709,626
Chief Financial Officer	2010	308,333	28,000	874,710	—	86,300	—	1,297,343

(1)	See “Compensation Discussion and Analysis” discussion above regarding certain base salary levels that became effective on March 1, 2013.

(2)	The amounts reported in this column represent discretionary bonuses awarded at the discretion of our Compensation Committee.

(3)
The amounts in this column represent the grant date fair values for equity awards granted to the Named Executive Officers in the respective fiscal years computed in accordance with FASB ASC Topic 718. See note 6 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2012. See the “Grants of Plan-Based Awards” table for information on equity grants made in fiscal 2012. These amounts reflect our stock‑based compensation expense for these awards, and do not correspond to the actual value that may be recognized by the Named Executive Officers.

(4)
The amounts in this column reflect cash bonus awards earned by the Named Executive Officers under our 2010, 2011 and 2012 incentive bonus plans. The 2012 Bonus Plan is discussed in greater detail in “Compensation Discussion and Analysis” above.

(5)
Grant date fair value has been adjusted to reflect the increase to the net revenue and adjusted EBITDA targets approved by the Compensation Committee in July 2011, as a result of our acquisition of Tiny Prints. As noted in the “Compensation Discussion and Analysis,” 2011 PBRSUs were not awarded as performance targets were not met.

(6)	Mr. Regan joined Shutterfly on August 20, 2012. The Bonus column total includes a hire-on bonus of $120,000.

(7)	Mr. Boris joined Shutterfly on April 23, 2012. The Bonus column total includes a hire-on bonus of $45,000.

(8)	Mr. Rubash resigned as our Chief Financial Officer effective February 24, 2012.
Grants of Plan-Based Awards
The following table provides information on awards of stock options, restricted stock units, performance‑based rights to receive future grants of restricted stock units, and cash-based performance awards in 2012 to each of Shutterfly’s Named Executive Officers and our former Chief Financial Officer. There can be no assurance that the Grant Date Fair Value of the Stock Option and Stock Unit Awards will ever be realized. The grant date fair value of these awards is included in the “Stock Awards” columns of the Summary Compensation Table. Any columns required by Securities and Exchange Commission rules have been omitted when there are no amounts to report.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Option Awards($) (1)
Jeffrey T. Housenbold	(2)	—	—	—	—	200,000	—	—	$6,284,000
	2/15/12	—	—	—	—	—	—	200,000 (3)	$5,584,000
	(4)	397,500	530,000	927,500	—	—	—	—	—
Brian M. Regan (5)	8/20/12	—	—	—	—	—	—	155,000 (6)	$4,857,700
	(4)	36,000	48,000	84,000	—	—	—	—	—
Dwayne A. Black	(3)	—	—	—	—	28,000	—	—	$879,760
	2/15/12	—	—	—	—	—	—	28,000 (3)	$781,760
	(4)	59,625	79,500	139,125	—	—	—	—	—
John Boris (7)	4/23/12	—	—	—	—	—	—	114,000 (8)	$3,293,460
	(4)	37,125	49,500	86,625	—	—	—	—	—
Daniel C. McCormick	(3)	—	—	—	—	50,000	—	—	$1,571,000
	2/15/12	—	—	—	—	—	—	50,000 (3)	$1,396,000
	(4)	82,350	109,800	192,150	—	—	—	—	—
Mark J. Rubash (9)	—	—	—	—	—	—	—	—	—

(1)
The amounts in this column represent the grant date fair values for equity awards granted to the Named Executive Officers in the respective fiscal years computed in accordance with FASB ASC Topic 718. See note 6 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2012. These amounts reflect our stock‑based compensation expense for these awards, and do not correspond to the actual value that may be recognized by the Named Executive Officers.

(2)
The amounts shown in this row reflect, in shares, the potential awards of performance‑based restricted stock units (“PBRSUs”) for fiscal year 2012 performance period, as further described in the Compensation Discussion and Analysis section above. In February 2012, all Named Executive Officers were awarded PBRSUs under the 2006 Equity Incentive Plan (“2006 Plan”), subject to the satisfaction of the pre-determined performance conditions described in the “Compensation Discussion and Analysis” section above. In February 2013, the Compensation Committee determined that we had satisfied the performance conditions and as a result, the Named Executive Officers earned all of the shares subject to these PBRSUs, with one-third of the shares subject to the awards issued at the time of the Compensation Committee’s determination and the remaining two-thirds of the shares subject to the awards vesting in two equal installments on February 15, 2014 and February 15, 2015, provided the Named Executive Officer is still employed by us on each such vesting date.

(3)
This restricted stock unit award was granted under the 2006 Plan, vests in 33% increments on each of the first through third anniversaries of the date of grant. The vesting of award will be settled in shares on each such vesting date, provided the executive is still employed by us on each such vesting date.

(4)
Pursuant to our 2012 Bonus Plan applicable to Named Executive Officers, these Named Executive Officers could earn no more that 175% of their individual target bonus, based on actual performance. If the respective Named Executive Officer did not meet individual performance criteria and/or the Company did not achieve the threshold for the performance measures described in the “Compensation Discussion and Analysis” above, the bonus amount of that Named Executive Officer would have been zero (0). If the respective Named Executive Officer met individual performance criteria and the Company achieved the target level for the performance measures described in the “Compensation Discussion and Analysis” above, the bonus amount of that Named Executive Officer would have been at least 75% of his individual target bonus. Based on actual performance, the Compensation Committee of our Board of Directors approved, on a quarterly basis, the quarterly 2012 incentive bonus amounts for our Named Executive Officers, and a discretionary bonus amount, which amounts are reflected in the aggregate in the “Summary Compensation Table” above.

(5)	Mr. Regan became our Chief Financial Officer effective August 20, 2012.

(6)
This restricted stock unit award was granted under the 2006 Plan, and vests in 25% increments on each of September 15, 2013, September 15, 2014, September 15, 2015 and September 15, 2016. The vesting of the award will be settled in shares on each such date, provided Mr. Regan is still employed by us on each vesting date.

(7)	Mr. Boris became our Chief Marketing Officer effective April 23, 2012.

(8)
This restricted stock unit award was granted under the 2006 Plan, vests in 25% increments on each of May 15, 2013, May 15, 2014, May 15, 2015 and May 15, 2016. The vesting of the award will be settled in shares on each such date, provided Mr. Boris is still employed by us on each vesting date.

(9)	Mr. Rubash resigned as our Chief Financial Officer effective February 24, 2012.
Outstanding Equity Awards at December 31, 2012
The following table provides information regarding stock options and restricted stock units held by our Named Executive Officers and our former Chief Financial Officer as of December 31, 2012. No Named Executive Officer has any other outstanding form of equity award.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Jeffrey T. Housenbold	1/17/2005 (2)	18,181	—	5.50	1/16/2015	—	—	—	—
	5/9/2006 (3)	165,000	—	10.39	5/9/2016	—	—	—	—
	2/28/2007 (2)	200,000	—	16.51	2/27/2017	—	—	—	—
	2/29/2008 (2)	160,000	—	15.29	2/27/2018	—	—	—	—
	2/16/2010 (4)	—	—	—	—	68,666	2,051,053	—	—
	2/15/2011 (5)	—	—	—	—	91,875	2,744,306	—	—
	2/15/2012 (4)	—	—	—	—	200,000	5,974,000	—	—
	2/14/2012 (6)	—	—	—	—	—	—	200,000	5,974,000
Brian M. Regan (7)	8/20/2012 (8)	—	—	—	—	155,000	4,629,850	—	—
Dwayne A. Black	2/16/2010 (4)	—	—	—	—	11,666	348,463	—	—
	2/15/2011 (5)	—	—	—	—	17,325	517,498	—	—
	2/15/2012 (4)	—	—	—	—	28,000	836,360	—	—
	2/14/2012 (6)	—	—	—	—	—	—	28,000	836,360
John Boris (9)	4/23/2012 (10)	—	—	—	—	114,000	3,405,180	—	—
Daniel C. McCormick	5/9/2006 (2)	1	—	10.39	5/9/2016	—	—	—	—
	11/15/2007 (2)	2,918	—	26.70	11/14/2017	—	—	—	—
	2/16/2010 (4)	—	—	—	—	12,666	378,333	—	—
	2/15/2011 (5)	—	—	—	—	25,725	768,406	—	—
	2/15/2012 (4)	—	—	—	—	50,000	1,493,500	—	—
	2/14/2012 (6)	—	—	—	—	—	—	50,000	1,493,500
Mark J. Rubash (11)	—	—	—	—	—	—	—	—	—

(1)
Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($29.87) as of the close of trading on December 31, 2012 (the last trading day of our 2012 fiscal year-end).

(2)	This option vests over four years, with 25% vesting one year from the date of grant and an additional 1/48th of the total number of shares vesting each month thereafter.

(3)	This option vests over four years, with 25% vesting on March 16, 2007 and an additional 1/48th of the total number of shares vesting each month thereafter.

(4)	The shares subject to this RSU vest in three equal annual installments on the anniversary of the grant date.

(5)	The shares subject to this RSU vest in four equal annual installments on the anniversary of the grant date.

(6)
The award of this PBRSU is subject to achievement of fiscal 2012 company financial performance measures. As discussed in greater detail in the “Compensation Discussion and Analysis” above, in February 2013, the Compensation Committee determined that the performance measures had been achieved and upon the Compensation Committee’s determination, one-third of the shares subject to the awards were issued and the remaining two-thirds of the shares subject to the awards will vest in two equal installments on February 15, 2014 and February 15, 2015, provided the Named Executive Officer is still employed by us on each such vesting date.

(7)	Mr. Regan became our Chief Financial Officer effective August 20, 2012.

(8)	The shares subject to this RSU vest in four equal annual installments beginning on September 15, 2013.

(9)	Mr. Boris became our Chief Marketing Officer effective April 23, 2012.

(10)	The shares subject to this RSU vest in four equal annual installments beginning on May 15, 2013.

(11)	Mr. Rubash resigned as our Chief Financial Officer effective February 24, 2012.

Fiscal 2012 Options Exercised and Stock Vested
The following table provides information regarding stock option exercises by our Named Executive Officers and our former Chief Financial Officer as of December 31, 2012, and the number of shares of restricted stock units held by each Named Executive Officer and former Chief Financial Officer that vested during the 2012 fiscal year. Value realized on option exercise is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Value realized on vesting of restricted stock units is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey T. Housenbold	—	—	139,292	3,856,132
Brian M. Regan (1)	—	—	—	—
John Boris (2)	—	—	—	—
Dwayne A. Black	—	—	42,442	1,178,480
Daniel C. McCormick	—	—	46,242	1,284,126
Mark J. Rubash (3)	202,000	6,412,116	56,558	1,570,683

(1)	Mr. Regan became our Chief Financial Officer effective August 20, 2012.

(2)	Mr. Boris became our Chief Marketing Officer effective April 23, 2012.

(3)	Mr. Rubash resigned as our Chief Financial Officer effective February 24, 2012.
Potential Payments upon Termination or Change of Control
We have entered into employment, termination of employment and change-in-control arrangements with our Named Executive Officers as summarized below:
Jeffrey T. Housenbold. Mr. Housenbold’s initial offer letter and subsequent amendments provide that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. Housenbold terminates his employment for good reason (including an adverse change in title, responsibility or authority, a relocation of employment location more than 35 miles from our current headquarters or a material reduction in base salary, provided that, Mr. Housenbold gives 45 days written notice of such occurrence and the Company has 30 days opportunity to cure), Mr. Housenbold will receive severance equal to 15 months of salary plus 125% of the full amount of the target bonus for the year in which the termination occurred, and all then-unvested shares of equity (options, RSUs and performance‑based RSUs) granted to Mr. Housenbold will fully vest on his termination date.
We have also agreed that in the event we terminate Mr. Housenbold’s employment without cause, or if Mr. Housenbold terminates his employment for good reason, Mr. Housenbold will receive 12 months’ salary plus the full amount of the target bonus for the year in which the termination occurred as severance, 12 months of COBRA benefits and 12 months of unvested shares of equity (options and RSUs) granted to Mr. Housenbold will fully vest and Mr. Housenbold’s exercise period for any options granted will be 24 months. Our obligation to make any severance payments is expressly conditioned upon Mr. Housenbold’s execution and delivery of a general release and waiver of all claims.
In the event that a portion of the severance and other benefits provided to Mr. Housenbold under the offer letter or any other agreement, benefit, plan or policy of Shutterfly are subject to a specified federal excise tax in connection with a change of control, such severance and other benefits will be reduced on a pre-tax basis if such reduction would provide Mr. Housenbold with a greater amount of severance and other benefits on an after-tax basis.
For purposes of Mr. Housenbold’s employment offer letter, a change of control includes (1) an acquisition of 50% or more of our outstanding voting stock by any person or entity; (2) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity; (3) a sale of all or substantially all of our assets; or (4) a liquidation or dissolution of Shutterfly.
The following table summarizes the potential payments and benefits payable to Mr. Housenbold upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Housenbold was terminated on December 31, 2012. Mr. Housenbold’s employment contract requires that the severance payment be paid in a lump sum.

	Voluntary Termination			Following a Change of Control
Executive Benefits and Payments Upon Termination:	or Termination For Cause	Involuntary Termination Not For Cause	Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	—	$530,000	$530,000	$662,500	$662,500
Bonus	—	$530,000	$530,000	$662,500	$662,500
Health Benefits	—	21,496 (1)	21,496 (1)	—	—
Value of accelerated stock options	—	—	—	—	—
Value of accelerated restricted stock units	—	$6,948,509	$6,948,509	$16,743,360	$16,743,360

(1)
This amount reflects our maximum 12 month obligation. If Mr. Housenbold becomes covered by another employer’s health plan during such 12 month period, then our obligation to pay Mr. Housenbold’s health plan coverage shall cease.

Brian M. Regan. Mr. Regan became our Chief Financial Officer effective August 20, 2012. Mr. Regan’s initial offer letter provides that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. Regan terminates his employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 35 miles from our current headquarters or a material reduction in base salary), Mr. Regan will receive severance equal to six months of salary and 12 months of then-unvested shares of equity (options, RSUs and performance‑based RSUs) granted to Mr. Regan will fully vest on his termination date. In addition, any of Mr. Regan’s vested options will continue to be exercisable for an additional 12 months after termination of service.
We also agreed that in the event we terminate Mr. Regan’s employment without cause, he will receive six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Mr. Regan will continue to be exercisable for additional 12 months after termination of service. Our obligation to make any severance payments was expressly conditioned upon Mr. Regan’s execution and delivery of a general release and waiver of all claims and return of all company property.
For purposes of Mr. Regan’s employment offer letter, a change of control included (1) a merger or consolidation of Shutterfly after which Shutterfly was not the surviving corporation (other than a merger or consolidation with a wholly‑owned subsidiary, a reincorporation of the company in a different jurisdiction, or other transaction in which there was no substantial change in the stockholders of the Company), (2) a dissolution or liquidation of the Company, (3) the sale of substantially all of the assets of the Company, (4) a merger after which the Company stockholders ceased to own their shares or other equity interest in the Company, or (5) any other transaction which qualified as a “corporate transaction” under Section 424(a) of the Internal Revenue Code where the stockholders of the Company gave up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).
The following table summarizes the potential payments and benefits that would have been payable to Mr. Regan upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Regan had been terminated on December 31, 2012. Mr. Regan’s employment agreement requires that the severance payment be paid in a lump sum.

	Voluntary Termination			Following a Change of Control
Executive Benefits and Payments Upon Termination:	or Termination For Cause	Involuntary Termination Not For Cause	Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	—	$200,000	—	$200,000	$200,000
Bonus	—	—	—	—	—
Health Benefits	—	10,748 (1)	—	—	—
Value of accelerated stock options	—	—	—	—	—
Value of accelerated restricted stock units	—	—	—	$1,157,463	$1,157,463

(1)
This amount reflects our maximum six month obligation. If Mr. Regan became covered by another employer’s health plan during such six month period, then our obligation to pay Mr. Regan’s health plan coverage shall cease.

Dwayne A. Black. Mr. Black’s initial offer letter and subsequent amendment provide that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. Black terminates his employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 35 miles from our current headquarters or a material reduction in base salary), Mr. Black will receive severance equal to six months of salary and 12 months of then-unvested shares of equity (options, RSUs and performance‑based RSUs) granted to Mr. Black will fully vest on his termination date. In addition, any vested options of Mr. Black will continue to be exercisable for an additional 12 months after termination of service.
We have also agreed that in the event we terminate Mr. Black’s employment without cause, he will receive six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Mr. Black will continue to be exercisable for additional 12 months after termination of service. Our obligation to make any severance payments is expressly conditioned upon Mr. Black’s execution and delivery of a general release and waiver of all claims and return of all Company property.
For purposes of Mr. Black’s employment offer letter and amendment, a change of control includes (1) a merger or consolidation of Shutterfly after which Shutterfly is not the surviving corporation (other than a merger or consolidation with a wholly‑owned subsidiary, a reincorporation of the company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company), (2) a dissolution or liquidation of the Company, (3) the sale of substantially all of the assets of the Company, (4) a merger after which the Company stockholders cease to own their shares or other equity interest in the Company, or (5) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code where the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).
The following table summarizes the potential payments and benefits payable to Mr. Black upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Black was terminated on December 31, 2012. Mr. Black’s employment offer letter & amendment requires that the severance payment be paid in a lump sum.

	Voluntary Termination			Following a Change of Control
Executive Benefits and Payments Upon Termination:	or Termination For Cause	Involuntary Termination Not For Cause	Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	—	$132,500	—	$132,500	$132,500
Bonus	—	—	—	—	—
Health Benefits	—	10,748 (1)	—	—	—
Value of accelerated stock options	—	—	—	—	—
Value of accelerated restricted stock units	—	—	—	$1,078,576	$1,078,576

(1)
This amount reflects our maximum six month obligation. If Mr. Black becomes covered by another employer’s health plan during such six month period, then our obligation to pay Mr. Black’s health plan coverage shall cease.

John Boris. Mr. Boris became our Senior Vice President and Chief Marketing Officer effective April 23, 2012. Mr. Boris’ initial offer letter provides that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. Boris terminates his employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 35 miles from our current headquarters or a material reduction in base salary), Mr. Boris will receive severance equal to six months of salary and 12 months of then-unvested shares of equity (options, RSUs and performance‑based RSUs) granted to Mr. Boris will fully vest on his termination date. In addition, any of Mr. Boris’ vested options will continue to be exercisable for an additional 12 months after termination of service.
We also agreed that in the event we terminate Mr. Boris’ employment without cause, he will receive six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Mr. Boris will continue to be exercisable for additional 12 months after termination of service. Our obligation to make any severance payments was expressly conditioned upon Mr. Boris’ execution and delivery of a general release and waiver of all claims and return of all company property.
For purposes of Mr. Boris’ employment offer letter, a change of control included (1) a merger or consolidation of Shutterfly after which Shutterfly was not the surviving corporation (other than a merger or consolidation with a wholly‑owned subsidiary, a reincorporation of the company in a different jurisdiction, or other transaction in which there was no substantial change in the stockholders of the Company), (2) a dissolution or liquidation of the Company, (3) the sale of substantially all of the assets of the Company, (4) a merger after which the Company stockholders ceased to own their shares or other equity interest in the Company, or (5) any other transaction which qualified as a “corporate transaction” under Section 424(a) of the Internal

Revenue Code where the stockholders of the Company gave up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).
The following table summarizes the potential payments and benefits payable to Mr. Boris upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Boris was terminated on December 31, 2012. Mr. Boris’ employment offer letter requires that the severance payment be paid in a lump sum.

	Voluntary Termination			Following a Change of Control
Executive Benefits and Payments Upon Termination:	or Termination For Cause	Involuntary Termination Not For Cause	Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	—	$137,500	—	$137,500	$137,500
Bonus	—	—	—	—	—
Health Benefits	—	10,748 (1)	—	—	—
Value of accelerated stock options	—	—	—	—	—
Value of accelerated restricted stock unit	—	—	—	$851,295	$851,295

(1)
This amount reflects our maximum six month obligation. If Mr. Boris becomes covered by another employer’s health plan during such six month period, then our obligation to pay Mr. Boris’ health plan coverage shall cease.

Daniel C. McCormick. Mr. McCormick’s initial offer letter and subsequent amendment provide that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. McCormick terminates his employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 35 miles from our current headquarters or a material reduction in base salary), Mr. McCormick will receive severance equal to six months of salary and 12 months of then-unvested shares of equity (options, RSUs and performance‑based RSUs) granted to Mr. McCormick will fully vest on his termination date. In addition, any vested options of Mr. McCormick will continue to be exercisable for an additional 12 months after termination of service.
We have also agreed that in the event we terminate Mr. McCormick’s employment without cause, he will receive six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Mr. McCormick will continue to be exercisable for additional 12 months after termination of service. Our obligation to make any severance payments is expressly conditioned upon Mr. McCormick’s execution and delivery of a general release and waiver of all claims and return of all Company property.
For purposes of Mr. McCormick’s employment offer letter and amendment, a change of control includes (1) a merger or consolidation of Shutterfly after which Shutterfly is not the surviving corporation (other than a merger or consolidation with a wholly‑owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company), (2) a dissolution or liquidation of the Company, (3) the sale of substantially all of the assets of the Company, (4) a merger after which the Company stockholders cease to own their shares or other equity interest in the company, or (5) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code where the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).
The following table summarizes the potential payments and benefits payable to Mr. McCormick upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. McCormick was terminated on December 31, 2012. Mr. McCormick’s employment agreement requires that the severance payment be paid in a lump sum.

	Voluntary Termination			Following a Change of Control
Executive Benefits and Payments Upon Termination:	or Termination For Cause	Involuntary Termination Not For Cause	Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	—	$153,000	—	$153,000	$153,000
Bonus	—	—	—	—	—
Health Benefits	—	10,748 (1)	—	—	—
Value of accelerated stock options	—	—	—	—	—
Value of accelerated restricted stock units	—	—	—	$1,630,155	$1,630,155

(1)
This amount reflects our maximum six month obligation. If Mr. McCormick becomes covered by another employer’s health plan during such six month period, then our obligation to pay Mr. McCormick’s health plan coverage shall cease.

Mark J. Rubash. Mr. Rubash resigned as our Chief Financial Officer effective February 24, 2012 and received no payments or benefits in connection with his termination of employment with us. Mr. Rubash’s initial offer letter and subsequent amendment provided that if within 12 months following a change of control of Shutterfly we terminated his employment without cause or if Mr. Rubash terminated his employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary), Mr. Rubash would have received severance equal to six months of salary and, if the Company’s equity awards had been assumed in the change of control transaction, 12 months of unvested shares of equity (options and RSUs) granted to Mr. Rubash would have fully vested on his termination date. In addition, any vested options of Mr. Rubash would have continued to be exercisable for an additional 12 months after termination of service.
We also agreed that in the event we terminated Mr. Rubash’s employment without cause, he would have received six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Mr. Rubash would have continued to be exercisable for additional 12 months after termination of service. Our obligation to make any severance payments was expressly conditioned upon Mr. Rubash’s execution and delivery of a general release and waiver of all claims and return of all company property.
For purposes of Mr. Rubash’s employment offer letter, a change of control included (1) a merger or consolidation of Shutterfly after which Shutterfly was not the surviving corporation (other than a merger or consolidation with a wholly‑owned subsidiary, a reincorporation of the company in a different jurisdiction, or other transaction in which there was no substantial change in the stockholders of the Company), (2) a dissolution or liquidation of the Company, (3) the sale of substantially all of the assets of the Company, (4) a merger after which the Company stockholders ceased to own their shares or other equity interest in the Company, or (5) any other transaction which qualified as a “corporate transaction” under Section 424(a) of the Internal Revenue Code where the stockholders of the Company gave up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).
The following table summarizes the potential payments and benefits that would have been payable to Mr. Rubash upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Rubash had been terminated on December 31, 2011. Mr. Rubash’s employment agreement required that the severance payment be paid in a lump sum.

	Voluntary Termination			Following a Change of Control
Executive Benefits and Payments Upon Termination:	or Termination For Cause	Involuntary Termination Not For Cause	Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	—	$159,000	—	$159,000	$159,000
Bonus	—	—	—	—	—
Health Benefits	—	3,432 (1)	—	—	—
Value of accelerated stock options	—	—	—	—	—
Value of accelerated restricted stock units	—	—	—	$1,287,260	$1,287,260

(1)
This amount reflects our maximum six month obligation. If Mr. Rubash had become covered by another employer’s health plan during such six month period, then our obligation to pay Mr. Rubash’s health plan coverage would have ceased.

COMPENSATION OF DIRECTORS
The following table provides information for 2012 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2012. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

	2012
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Philip A. Marineau	42,500	284,961	327,461
Eric J. Keller	15,000	234,964	249,964
Stephen J. Killeen	10,000	199,985	209,994
Nancy J. Schoendorf	10,000	219,973	229,973
Brian T. Swette	—	199,985	199,985
James N. White	—	199,985	199,985
Michael P. Zeisser (2)	—	—	—
Jeffrey T. Housenbold (3)	—	—	—

(1)
The amounts in these columns represent the aggregate grant date fair value of stock awards granted to the director during 2012 computed in accordance with FASB ASC Topic 718. See note 6 of our notes to consolidated financial statements included in our annual report on Form 10-K for fiscal 2012. These amounts reflect our stock‑based compensation expense for these awards, and do not correspond to the actual value that may be recognized by the directors. As of December 31, 2012, the above‑listed directors held outstanding RSUs under which the following shares of our Common Stock are issuable: Mr. Marineau (14,765); Mr. Keller (12,864); Mr. Killeen (11,534); Ms. Schoendorf (12,294); Mr. Swette (11,534); Mr. White (11,534).

(2)	Mr. Zeisser was appointed to the Board on March 26, 2013.

(3)	Mr. Housenbold receives no compensation as a director.
Cash Compensation Paid to Directors. Each of our independent directors who is not affiliated with one of our major stockholders who serves as a chairperson of a Board committee receives the following annual cash retainer, paid in quarterly installments, for each year of such service: for service as the chairperson of the Audit Committee, $15,000; for chairperson of the Compensation Committee, $10,000; for chairperson of the Governance Committee, $10,000. For 2012, the chair of the Audit Committee is Eric J. Keller; the chair of the Compensation Committee is Nancy J. Schoendorf; and the chair of the Governance Committee is Stephen J. Killeen. The Chairman of the Board of Directors receives an annual cash retainer of $42,500. For 2012, the Chairman of the Board is Philip A. Marineau.
Restricted Stock Units Granted to Directors. Each of our independent directors who is not affiliated with one of our major stockholders receives an annual grant consisting of restricted stock units worth $200,000 as determined based on the closing price on the date of grant. In addition, the Chairman of the Board is entitled to an additional annual restricted stock unit grant worth $85,000, as determined based on the closing price on the date of grant. The chair of the Audit Committee is entitled to an additional annual restricted stock unit grant worth $35,000, as determined based on the closing price on the date of grant, and the chair of the Compensation Committee is entitled to an additional restricted stock unit grant worth $20,000, as determined based on the closing price on the date of grant. The shares are subject to annual vesting over a three-year period from the date of grant. Based on a May to May term cycle for all Board members, if a new Board member is appointed at any other time during the year, the annual restricted stock grant shall be pro-rated based on the term of service for that year.
Accordingly, on May 23, 2012, we granted each of Philip A. Marineau, Eric J. Keller, Stephen J. Killeen, Nancy J. Schoendorf, Brian T. Swette, and James N. White a restricted stock unit grant valued at $200,000 based on the closing price on May 23, 2012, which represented their annual equity grant for their service as directors of the Company. On May 23, 2012, we also granted Philip A. Marineau an additional restricted stock unit grant valued at $85,000, based on the closing price on May 23, 2012 for his service as Chairman of the Board, Eric J. Keller an additional restricted stock unit grant valued at $35,000, based on the closing price on May 23, 2012 for his service as Chairman of the Audit Committee and Nancy J. Schoendorf an additional restricted stock unit grant valued at $20,000, based on the closing price on May 23, 2012 for her services as Chairperson of the Compensation Committee. In each case, the above equity grants were pursuant to the terms and conditions of our 2006 Plan.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of December 31, 2012, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Awards, Warrants and Rights (a)	Weighted‑Average Exercise Price of Outstanding Options, Awards, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders (1)(2)	4,530,283	$(7.61300)	732,612
Equity Compensation Plans Not Approved by Stockholders (4)	756,376	$14.67	N/A
Total	5,286,659	N/A	732,612

(1)	Includes the 1999 Plan and the 2006 Plan.

(2)
The 2006 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2006 Plan was increased on January 1 of each of 2011, 2012 and 2013 by three and one-half percent (3.5%), three and three tenths percent (3.3%) and three and one tenths percent (3.1%) respectively as approved by the stockholders at the May 20, 2010 Annual Meeting, provided that no more than 7,000,000 shares shall be issued pursuant to the exercise of incentive stock options granted under the 2006 Plan.

(3)
The weighted‑average exercise price takes into account 2,515,733 shares under approved plans issuable upon vesting of outstanding restricted stock units, which have no exercise price. The weighted average exercise price for options only with respect to the approved plans is $17.11.

(4)
In 2012, we granted a total of 736,000 restricted stock units to hired officers and employees of acquired companies. These grants were made outside of a stockholder approved plan but pursuant to a Nasdaq approved exception. Such restricted stock units have the same material terms as restricted stock units granted under the 2006 Plan. Two executive officers (Brian M. Regan and John Boris) each received an employment inducement restricted stock unit grant award as part of these grants. In addition, certain employees of acquired companies (Photoccino Ltd., Penguin Digital, Inc. and ThisLife.com, Inc.) received employment inducement restricted stock unit grants on the dates of the respective acquisitions. Additionally in 2012, there were 20,000 stock options outstanding under an employment inducement grant made to Geoffrey Weber in 2008.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Shutterfly under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Nancy J. Schoendorf, Chair
Stephen J. Killeen

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and is seeking ratification of such selection by our stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Shutterfly and our stockholders.
Principal Accountant Fees and Services
The following table provides information regarding the fees by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2012 and 2011. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2012	2011
Audit Fees	$1,335,000	$1,230,000
Audit Related Fees	68,780	73,000
Tax Fees	95,385	73,750
All Other Fees	1,800	1,500
Total Fees	$1,500,965	$1,378,250
Audit Fees
Audit fees of PricewaterhouseCoopers LLP during the 2012 and 2011 fiscal years include the aggregate fees incurred for the audits of the Company’s annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. The audit fees also included the audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes‑Oxley Act.
Audit Related Fees
Audit related fees primarily consist of due diligence services to support our periodic mergers and acquisitions activities.
Tax Fees
Tax fees include the aggregate fees billed for services rendered for tax compliance, research and development, tax advice, and tax planning.
All Other Fees
Other fees include the aggregate fees for access to online accounting and tax research software applications.
Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and available at http://www.shutterflyinc.com.

The Audit Committee considered whether the non-audit services rendered by PricewaterhouseCoopers LLP were compatible with maintaining PricewaterhouseCoopers LLP’s independence as the independent registered public accounting firm of the Company’s consolidated financial statements and concluded they were.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Shutterfly under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.shutterflyinc.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Shutterfly’s audited financial statements as of and for the fiscal year ended December 31, 2012.
The Audit Committee reviewed with PricewaterhouseCoopers LLP such matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence, and received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the Public Company Accounting Oversight Board. Finally, the Audit Committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of such financial statements.
Based on these reviews and discussions, the Audit Committee has recommended to our Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Audit Committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and is seeking ratification of such selection by the stockholders.

Audit Committee

Eric J. Keller, Chair
James N. White
Brian T. Swette

CERTAIN TRANSACTIONS
From January 1, 2012 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $120,000 to which the Company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest.
Our Audit Committee reviews the fairness and approval of any proposed transaction between management and other related parties of the Company (other than transactions that are subject to review by the Compensation Committee) that are brought to the attention of the Audit Committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of the Company’s relationship with the other entity; whether the person has access to confidential Company information; and whether the person has an ability to influence Company decisions that would affect the other entity.
OTHER MATTERS
Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
ANNUAL REPORT
Our 2012 Annual Report to Stockholders is part of the proxy materials being distributed to our stockholders in connection with the Annual Meeting. This Proxy Statement and our 2012 Annual Report can be accessed at http://ir.shutterfly.com/annuals.cfm, which does not have “cookies” that identify visitors to the site.
We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 with the Securities and Exchange Commission. It is available free of charge at the Securities and Exchange Commission’s website at www.sec.gov. Upon written request by a Shutterfly stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, California 94065.

By Order of the Board of Directors

Jeffrey T. Housenbold Chief Executive Officer and President
Redwood City, California
April 9, 2013

Appendix A
SHUTTERFLY, INC.
2006 Equity Incentive Plan
(adopted by the Board on June 20, 2006)
(amended and restated on , 2013)
1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 27.
2. SHARES SUBJECT TO THE PLAN.
2.1 Number of Shares Available. Subject to Sections 2.2 and 21.2, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of March 22, 2013 is Eight Million Two Hundred Ten Thousand Seven Hundred Seventy‑Seven (8,210,777) Shares, which number includes the Ninety‑Three Thousand (93,000) authorized shares not issued or subject to outstanding grants under the Company’s 1999 Stock Plan (the “1999 Plan”) on the date the 1999 Plan was terminated. Subject to Sections 2.2 and 21.2 hereof, Shares subject to Awards, and Shares issued upon exercise of Awards, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (i) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (ii) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; or (iii) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. Options and SARs to be settled in shares of the Company’s Common Stock shall be counted in full against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon exercise of the Option or upon settlement of the SAR. In the event that Participant tenders or the Company withholds Shares to pay either the Exercise Price of an Award or the withholding taxes due upon the exercise of an Award, (i) the full number of Shares exercised (including such number of Shares used to pay the Exercise Price or withholding taxes) shall reduce the Number of Shares available for issuance under the Plan and (ii) such number of Shares used to pay the Exercise Price or withholding taxes shall not be added to the Shares authorized for grant under the Plan. The number of Shares available for grant and issuance under the Plan shall be increased as follows: (i) on January 1, 2014 by 1,200,000 shares, and (ii) on January 1, 2015 by 1,200,000 shares. No more than 7,000,000 Shares shall be issued pursuant to the exercise of ISOs. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.
2.2 Adjustment of Shares. In the event that the number or type of outstanding shares of the Company’s Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number and class of Shares reserved for issuance under this Plan, (b) the Exercise Prices of outstanding Options and SARs, (c) the number of Shares subject to outstanding Options and SARs and (d) if any such occurrence is after the Effective Date, the maximum number of Shares that may be granted pursuant to Section 3 shall be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and in compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued.
3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent or Subsidiary of the Company; provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital‑raising transaction. No person will be eligible to receive more than one million (1,000,000) Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of two million (2,000,000) Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.
4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Except for Awards made to Outside Directors pursuant to Section 6 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for Awards made to Outside Directors pursuant to Section 6 hereof, the Committee will have the authority to:
(a)    construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;
(b)    prescribe, amend and rescind rules and regulations relating to this Plan or any Award;
(c)    select persons to receive Awards;
(d)    determine the form and terms of Awards;
(e)    determine the number of Shares or other consideration subject to Awards;
(f)    determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;
(g)    grant waivers of Plan or Award conditions;
(h)    determine the vesting, exercisability and payment of Awards;
(i)    correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(j)    determine whether an Award has been earned;
(k)    adjust performance goals based on Performance Factors to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code; and
(l)    make all other determinations necessary or advisable for the administration of this Plan.
4.2 Committee Discretion. Except for Awards made to Outside Directors pursuant to Section 6 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or the Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to two or more directors of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of taxation under Section 409A of the Code.
5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:
5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Option Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.
5.3 Exercise Period. Options may be exercisable within the times or upon the conditions (including confirmation by the Committee of the attainment during a Performance Period of performance goals based on Performance Factors) as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Shareholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than 100% of the Fair Market Value of the Shares on the date of grant; (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant; and (iii) the Exercise Price of an NQSO will not be less than 100% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 12.
5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required by or desirable to the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.
5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, the exercise of an Option will always be subject to the following:
(a)    If the Participant is Terminated for any reason except the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period not less than thirty (30) days or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event no later than the expiration date of the Options.
(b)    If the Participant is Terminated because of Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s death, deemed to be an NQSO), but in any event no later than the expiration date of the Options.
(c)    If the Participant is Terminated because of Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than six (6) months after the Termination Date, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s Disability, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.
(d)    If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee.

5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.
5.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in such calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and, with prior shareholder approval, authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, with prior shareholder approval and by written notice to affected Participants the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.
5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
6. GRANTS TO OUTSIDE DIRECTORS.
6.1 Types of Awards. Outside Directors are eligible to receive any type of Award offered under this Plan, except ISOs. Awards pursuant to this Section 6 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.
6.2 Eligibility. Awards subject to this Section 6 shall be granted only to Outside Directors. An Outside Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 6.
6.3 Vesting and Exercisability. Except as set forth in Section 21.3, Awards shall vest and be exercisable as determined by the Board.
6.4 Exercise Price. The exercise price of an Option or a SAR granted to an Outside Director shall be not less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
7. RESTRICTED STOCK AWARDS.
7.1 Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.
7.2 Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by a Restricted Stock Purchase Agreement, which will be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. A Participant accepts a Restricted Stock Award by signing and delivering to the Company a Restricted Stock Purchase Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Restricted Stock Purchase Agreement was delivered to the Participant. If the Participant does not accept the Restricted Stock Award within thirty (30) days, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise. The Restricted Stock Award, Plan and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.
7.3 Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and, may be less than Fair Market Value (but not less than the par value of the Shares when required by law) on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 12 of the Plan and the Restricted Stock Purchase Agreement, and in accordance with any procedures established by the Company, as communicated and made available to Participants.
7.4 Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of the performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Restricted Stock Purchase Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment for Shares to be purchased under any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.
7.5 Termination During Performance Period. Except as may be set forth in the Participant’s Restricted Stock Purchase Agreement, vesting ceases on such Participant’s Termination Date.
8. STOCK BONUS AWARDS.
8.1 Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of Shares (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to a Stock Bonus Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. No payment will be required for Shares awarded pursuant to a Stock Bonus Award.
8.2 Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. If the Stock Bonus Award is to be earned upon the satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the issuance of any Shares or other payment to a Participant pursuant to a Stock Bonus Award, the Committee will determine the extent to which the Stock Bonus Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee.
8.3 Form of Payment to Participant. The Stock Bonus Award will be paid to the Participant currently. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment.
8.4 Termination of Participant. In the event of a Participant’s Termination during a Performance Period or vesting period, for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Stock Bonus Award only to the extent earned as of the date of Termination in accordance with the Stock Bonus Agreement, unless the Committee determines otherwise.
9. STOCK APPRECIATION RIGHTS.

9.1 Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to an eligible person that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to the value determined by multiplying the difference between the Fair Market Value on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in a SAR Agreement). The SAR may be granted for services to be rendered or for past services already rendered to the Company, or any Parent or Subsidiary. All SARs shall be made pursuant to a SAR Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
9.2 Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares deemed subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect on each SAR of the Participant’s Termination. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted but, may not be less than Fair Market Value on the date of grant. A SAR may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual SAR Agreement. If the SAR is being earned upon the satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Prior to settlement of any SAR earned upon the satisfaction of performance goals pursuant to a SAR Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different performance goals and other criteria.
9.3 Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the SAR Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.
9.4 Form and Timing of Settlement. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.
10. RESTRICTED STOCK UNITS.
10.1 Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to an eligible person covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All RSUs shall be made pursuant to a RSU Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.
10.2 Terms of RSUs. The Committee will determine the terms of a RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times during which the RSU may be exercised; (c) the consideration to be distributed on settlement, and the effect on each RSU of the Participant’s Termination. A RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual RSU Agreement. If the RSU is being earned upon satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Prior to settlement of any RSU earned upon the satisfaction of performance goals pursuant to a RSU Agreement, the Committee shall determine the extent to which such RSU has been earned. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee.
10.3 Form and Timing of Settlement. The portion of a RSU being settled shall be paid currently. To the extent permissible under law, the Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

11. PERFORMANCE SHARES.
11.1 Awards of Performance Shares. A Performance Share Award is an award to an eligible person denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Shares shall be made pursuant to a Performance Share Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.
11.2 Terms of Performance Shares. The Committee will determine, and each Performance Share Agreement shall set forth, the terms of each award of Performance Shares including, without limitation: (a) the number of Shares deemed subject to such Award; (b) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (c) the consideration to be distributed on settlement, and the effect on each award of Performance Shares of the Participant’s Termination. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Prior to settlement the Committee shall determine the extent to which Performance Shares have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee.
11.3 Form and Timing of Settlement. The portion of an award of Performance Shares being settled shall be paid currently.
12. PAYMENT FOR SHARE PURCHASES.
12.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:
(a) by cancellation of indebtedness of the Company to the Participant;
(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;
(c) by waiver of compensation due or accrued to the Participant for services rendered to the Company or a Parent or Subsidiary of the Company;
(d) by consideration received by the Company pursuant to a broker‑ assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;
(e) by any combination of the foregoing; or
(f) by any other method approved by the Board.
13. WITHHOLDING TAXES.
13.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.
13.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.
14. TRANSFERABILITY.
14.1 General Rule. Except as otherwise provided in this Section 14, no Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process.
14.2 All Awards other than NQSOs. All Awards other than NQSOs shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees.
14.3 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by “permitted transfer;” and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means, as authorized by this Plan and the Committee in an NQSO, any transfer effected by the Participant during the Participant’s lifetime of an interest in such NQSO but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.
15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
15.1 Voting and Dividends. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are restricted stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the restricted stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Exercise Price pursuant to Section 15.2.
15.2 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Exercise Price, as the case may be.
16. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.
17. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.
18. EXCHANGE AND BUYOUT OF AWARDS. Except in connection with a (i) Corporate Transaction or a (ii) stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or other similar change in the capital structure of the Company, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash or other Awards (including Options or SARs) with an exercise price that is less than the exercise price of the original Option or SAR without prior shareholder approval.
19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.
20. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.
21. CORPORATE TRANSACTIONS.
21.1 Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards will expire on such transaction at such time and on such conditions as the Board will determine.
21.2 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Award rather than assuming an award, such new Award may be granted with a similarly adjusted Exercise Price.
21.3 Outside Directors’ Awards. Notwithstanding any provision to the contrary, in the event of a Corporate Transaction, the vesting of all Awards granted to Outside Directors pursuant to Section 6 of this Plan will accelerate and such Awards will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22. ADOPTION AND SHAREHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s shareholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.
23. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.
24. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.
25. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
26. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.
27. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:
“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.
“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.
“Board” means the Board of Directors of the Company.
“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company, or (c) a failure to materially perform the customary duties of employee’s employment.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.
“Company” means Shutterfly, Inc. or any successor corporation.
“Corporate Transaction” means (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly‑owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company and the Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption shall be binding on all Participants), (b) a dissolution or liquidation of the Company, (c) the sale of substantially all of the assets of the Company, (d) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company; or (e) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.
“Effective Date” means the date of the underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement is declared effective by the SEC.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.
“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:
(a)    if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;
(b)    if such Common Stock is publicly traded but is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal;
(c)    in the case of an Option made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or
(d)    if none of the foregoing is applicable, by the Committee in good faith.
“Family Member” includes any of the following:
(e)    child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;
(f)    any person (other than a tenant or employee) sharing the Participant’s household;
(g)    a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;
(h)    a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or
(i)    any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.
“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
“Option” means an award of an option to purchase Shares pursuant to Section 5.
“Option Agreement” means, with respect to each Option, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Option.
“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary.
“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.
“Performance Factors” means the factors selected by the Committee from among the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives; and

•	Company specific operational metrics.
“Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for the Award.
“Performance Share” means an Award granted pursuant to Section 11 of the Plan.
“Performance Share Agreement” means an agreement evidencing a Performance Share Award granted pursuant to Section 11 of the Plan.
“Plan” means this Shutterfly, Inc. 2006 Equity Incentive Plan.
“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option.
“Restricted Stock Award” means an award of Shares pursuant to Section 7 of the Plan.
“Restricted Stock Purchase Agreement” means an agreement evidencing a Restricted Stock Award granted pursuant to Section 7 of the Plan.
“Restricted Stock Unit” means an Award granted pursuant to Section 10 of the Plan.
“RSU Agreement” means an agreement evidencing a Restricted Stock Unit Award granted pursuant to Section 10 of the Plan.
“SAR Agreement” means an agreement evidencing a Stock Appreciation Right granted pursuant to Section 9 of the Plan.
“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.
“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 21, and any successor security.
“Stock Appreciation Right” means an Award granted pursuant to Section 9 of the Plan.
“Stock Bonus” means an Award granted pursuant to Section 8 of the Plan.
“Stock Bonus Agreement” means an agreement evidencing a Stock Bonus Award granted pursuant to Section 8 of the Plan.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).
“Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.

DIRECTIONS TO THE
HOTEL SOFITEL
Sofitel San Francisco Bay Hotel
223 Twin Dolphin Drive
Redwood City, CA 94065
From San Francisco (approximately 21 miles) & San Francisco International Airport (approximately 10 miles): Take US 101 South toward San Jose. Exit Ralston Ave. Follow signs for Marine Parkway. Turn right onto Twin Dolphin Drive. Hotel is on left hand side.
From San Jose (approximately 26 miles) & San Jose Airport (approximately 25 miles): Take US 101 North to the Holly Street Exit. Follow signs for Redwood Shores Parkway. Turn left onto Twin Dolphin Drive. Hotel is on right hand side.
From Oakland Airport (approximate 22 miles) & Points East: Take I-880 South toward San Jose. Merge onto CA-92 W toward San Mateo Br. Merge onto US-101 S toward San Jose. Exit Brittan Ave. Follow signs for Redwood Shores Parkway. Turn left on Twin Dolphin Drive. Hotel is on right hand side.